                                                                       Exhibit 6


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                 SOFTECH, INC.,

                           SOFTECH ACQUISITION CORP.

                                      AND

                        WORKGROUP TECHNOLOGY CORPORATION





                         DATED AS OF NOVEMBER 13, 2002

                          AGREEMENT AND PLAN OF MERGER


                                TABLE OF CONTENTS

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ARTICLE I  THE OFFER................................................................................     1

   SECTION 1.01.  The Offer.........................................................................     1
   SECTION 1.02.  Offer Documents...................................................................     3
   SECTION 1.03.  Company Actions...................................................................     4

ARTICLE II  THE MERGER..............................................................................     5

   SECTION 2.01.  The Merger........................................................................     5
   SECTION 2.02.  Closing...........................................................................     5
   SECTION 2.03.  Effective Time....................................................................     5
   SECTION 2.04.  Effect of the Merger..............................................................     5
   SECTION 2.05.  Certificate of Incorporation; By-Laws.............................................     5
   SECTION 2.06.  Directors and Officers............................................................     6
   SECTION 2.07.  Merger without Meeting of Stockholders............................................     6
   SECTION 2.08.  Subsequent Actions................................................................     6

ARTICLE III  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES.....................................     6

   SECTION 3.01.  Effect on Capital Stock...........................................................     6
   SECTION 3.02.  Conversion of Securities..........................................................     7
   SECTION 3.03.  Payment for Shares................................................................     7
   SECTION 3.04.  Treatment of Options..............................................................     9
   SECTION 3.05.  Dissenting Shares.................................................................     9
   SECTION 3.06.  Lost, Stolen or Destroyed Certificates............................................    10

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................................    10

   SECTION 4.01.  Organization and Qualification; No Subsidiaries...................................    10
   SECTION 4.02.  Certificate of Incorporation and By-Laws..........................................    11
   SECTION 4.03.  Capitalization....................................................................    11
   SECTION 4.04.  Authority Relative to This Agreement..............................................    11
   SECTION 4.05.  No Conflict; Required Filings and Consents........................................    12
   SECTION 4.06.  Material Contracts; Permits.......................................................    12
   SECTION 4.07.  SEC Filings; Financial Statements.................................................    13
   SECTION 4.08.  Absence of Certain Changes or Events..............................................    14
   SECTION 4.09.  No Undisclosed Material Liabilities...............................................    16
   SECTION 4.10.  Absence of Litigation.............................................................    16
   SECTION 4.11.  Intellectual Property.............................................................    16
   SECTION 4.12.  Employee Benefit Plans; Employment Agreements.....................................    18
   SECTION 4.13.  Labor Matters.....................................................................    19
   SECTION 4.14.  Information Supplied..............................................................    20
   SECTION 4.15.  Taxes.............................................................................    20
   SECTION 4.16.  Compliance with Laws..............................................................    21
   SECTION 4.17.  Customers and Suppliers...........................................................    21

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   SECTION 4.18.  Product Releases..................................................................    21
   SECTION 4.19.  Brokers...........................................................................    22
   SECTION 4.20.  Title to Property.................................................................    22
   SECTION 4.21.  Environmental Matters.............................................................    22
   SECTION 4.22.  Interested Party Transactions.....................................................    23
   SECTION 4.23.  Employment and Other Agreements...................................................    23
   SECTION 4.24.  Vote Required.....................................................................    24
   SECTION 4.25.  State Takeover Statutes...........................................................    24
   SECTION 4.26.  Opinion of Financial Advisor......................................................    24
   SECTION 4.27.  Full Disclosure...................................................................    24

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..................................    24

   SECTION 5.01.  Organization and Qualification....................................................    24
   SECTION 5.02.  Authority Relative to this Agreement..............................................    24
   SECTION 5.03.  No Conflict; Required Filings and Consents........................................    25
   SECTION 5.04.  Information Supplied..............................................................    25
   SECTION 5.05.  Absence of Litigation.............................................................    26
   SECTION 5.06.  Funds Available...................................................................    26
   SECTION 5.07.  Ownership of Company Common Stock.................................................    26
   SECTION 5.08.  SEC Filings; Parent Financial Statements..........................................    26

ARTICLE VI  CONDUCT OF BUSINESS OF THE COMPANY......................................................    27

   SECTION 6.01.  Conduct of Business of the Company................................................    27

ARTICLE VII  ADDITIONAL AGREEMENTS..................................................................    29

   SECTION 7.01.  Stockholder Approval..............................................................    29
   SECTION 7.02.  Option to Acquire Additional Shares...............................................    30
   SECTION 7.03.  Access to Information; Confidentiality............................................    31
   SECTION 7.04.  Consents; Approvals...............................................................    32
   SECTION 7.05.  Indemnification and Insurance.....................................................    32
   SECTION 7.06.  Employee Benefit Plans............................................................    33
   SECTION 7.07.  Notification of Certain Matters...................................................    34
   SECTION 7.08.  Further Action....................................................................    34
   SECTION 7.09.  Public Announcements..............................................................    34
   SECTION 7.10.  Conveyance Taxes..................................................................    34
   SECTION 7.11.  Conduct of Business of Merger Sub.................................................    35
   SECTION 7.12.  No Solicitation...................................................................    35
   SECTION 7.13.  Directors.........................................................................    36
   SECTION 7.14.  Books and Records.................................................................    37
   SECTION 7.15.  Access to Computer Equipment......................................................    37

ARTICLE VIII  CONDITIONS TO THE MERGER..............................................................    37

   SECTION 8.01.  Conditions to the Merger..........................................................    37

ARTICLE IX  TERMINATION.............................................................................    38

   SECTION 9.01.  Termination.......................................................................    38

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   SECTION 9.02.  Effect of Termination.............................................................    39
   SECTION 9.03.  Fees and Expenses Payable by the Company..........................................    39
   SECTION 9.04.  Fees and Expenses Payable by Parent...............................................    39
   SECTION 9.05.  Termination Fee...................................................................    40

ARTICLE X  GENERAL PROVISIONS.......................................................................    40

   SECTION 10.01.  Effectiveness of Representations, Warranties and Agreements......................    40
   SECTION 10.02.  Notices..........................................................................    40
   SECTION 10.03.  Certain Definitions..............................................................    41
   SECTION 10.04.  Amendment........................................................................    41
   SECTION 10.05.  Waiver...........................................................................    41
   SECTION 10.06.  Headings.........................................................................    42
   SECTION 10.07.  Severability.....................................................................    42
   SECTION 10.08.  Entire Agreement.................................................................    42
   SECTION 10.09.  Assignment.......................................................................    42
   SECTION 10.10.  Parties in interest..............................................................    42
   SECTION 10.11.  Failure or Indulgence Not Waiver; Remedies Cumulative............................    42
   SECTION 10.12.  Governing Law....................................................................    43
   SECTION 10.13.  Counterparts.....................................................................    43

Annex A      Conditions to the Offer
Exhibit A    Stockholders Agreement
Exhibit B    Escrow Agreement

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER dated as of November 13, 2002 (this "Agreement"), among SofTech, Inc., a Massachusetts corporation ("Parent"), SofTech Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Workgroup Technology Corporation, a Delaware corporation (the "Company").


                              W I T N E S S E T H :

      WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each unanimously determined that it is advisable and in the best interests of their respective stockholders for Parent and Merger Sub to enter into a business combination with the Company, by means of the merger (the "Merger") of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth herein;

      WHEREAS, to effectuate the Merger, Parent and the Company each desire that Parent cause Merger Sub to commence a cash tender offer to purchase all of the outstanding shares of common stock, par value $.01 per share (the "Company Common Stock"), of the Company (the "Shares"), upon the terms and subject to the conditions set forth in this Agreement and the "Offer Documents" (as defined in Section 1.02), and the Board of Directors of the Company has unanimously approved the "Offer" (as defined in Section 1.01(a)) and is recommending to its stockholders that they accept the Offer and tender their shares of Company Common Stock pursuant thereto;

      WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, certain stockholders of the company (each, a "Stockholder") are entering into a Stockholders Agreement in the form attached hereto as Exhibit A (the "Stockholders Agreement"), pursuant to which each such Stockholder has agreed, among other things, to tender its Shares in the Offer, and to grant Parent a proxy with respect to the voting of such Shares in favor of the Merger upon the terms and subject to the conditions set forth therein; and

      WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the consummation thereof.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:


                                   ARTICLE I

                                   THE OFFER

      SECTION 1.01. THE OFFER. (a) Provided that this Agreement shall not have been terminated in accordance with Article IX and subject to the conditions set forth on Annex A, as promptly as practicable, but in no event later than five
(5) business days after the public announcement (on the date hereof or the following business day) of the execution and delivery of this Agreement, Parent shall cause

                      Agreement and Plan of Merger - Page 2


Merger Sub to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), a tender offer to purchase (the "Offer") all of the outstanding shares of Company Common Stock at a price of $2.00 per share, net to the seller in cash without interest (the "Offer Consideration"). The obligations of Merger Sub to accept for payment and to pay for shares of Company Common Stock validly tendered in the Offer and not withdrawn shall be subject only to (i) the condition that there have been validly tendered and not withdrawn prior to the time the Offer shall otherwise expire (prior to any extensions thereof) a number of Shares which, together with any Shares owned by Parent, represents at least two-thirds of the Shares outstanding on a fully-diluted basis (excluding options the exercise price of which is equal to or greater than the Offer Consideration and excluding any "Purchase Option Shares" (as defined in Section 7.02(a)) (the "Minimum Condition") on the date of purchase, and (ii) those conditions of the Offer set forth in Annex A hereto. Subject to the prior satisfaction or waiver by Merger Sub of the Minimum Condition and the other conditions of the Offer set forth in Annex A hereto, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment, and pay for, in accordance with the terms of the Offer, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer on the expiration date of the Offer, as determined in accordance with Section 1.01(b) below. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") that contains the terms set forth in this Agreement.

            (b) Parent and Merger Sub expressly reserve the right to modify the terms of the Offer, except that, without the prior written consent of the Company, neither Parent nor Merger Sub shall: (i) decrease the Offer Consideration or change the form of consideration therefor, (ii) decrease the number of Shares sought pursuant to the Offer, (iii) change the conditions to the Offer (other than to increase the Offer Consideration), (iv) impose additional conditions to the Offer, (v) extend the expiration date of the Offer (except as set forth below), or (vi) amend any term of the Offer in any manner adverse to holders of shares of Company Common Stock. Except as set forth in the preceding sentence, Parent or Merger Sub may waive any other condition to the Offer, in whole or in part, in their sole discretion, including, without limitation, the Minimum Condition; provided, however, that neither Parent nor Merger Sub may waive the Minimum Condition or any other condition to the Offer unless, upon the payment of all shares of Company Common Stock validly tendered in the Offer and not withdrawn, the Merger Sub shall own, together with any Shares owned by Parent, at least a majority of the Shares outstanding on a fully-diluted basis (excluding options the exercise price of which is equal to or greater than the Offer Consideration and excluding any Purchase Option Shares). Furthermore, notwithstanding the provisions of clause (v) above, if the conditions set forth on Annex A shall have been satisfied or earlier waived, but
(A) the Minimum Condition has not been satisfied on any scheduled expiration date of the Offer or (B) the number of shares of Company Common Stock that have been validly tendered and not withdrawn represents more than the number of shares of Company Common Stock necessary to satisfy the Minimum Condition but less than ninety percent (90%) of the then issued and outstanding shares of Company Common Stock on a fully-diluted basis (excluding options the exercise price of which is equal to or greater than the Offer Consideration and excluding any Purchase Option Shares), then Merger Sub may extend the Offer from time to time for up to an aggregate of twenty (20) business days (each such individual extension not to exceed five (5) business days after the previously scheduled expiration date); provided, however, that as to any such extension, any condition satisfied or waived at the commencement of such extension shall be deemed satisfied at the end of such extension. Furthermore, notwithstanding the provisions of clause (v) above, Merger Sub may extend the Offer in connection with an increase in the Offer Consideration so as to comply with applicable rules, regulations, interpretations or positions of the United States Securities and Exchange Commission (the "SEC"). The initial expiration date of the Offer shall be twenty (20) business days from the commencement of the Offer.

                      Agreement and Plan of Merger - Page 3


            (c) Subject to Merger Sub's compliance with Rule 14d-11 promulgated under the Exchange Act, after the acceptance for payment, and payment for, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer on the expiration date of the Offer, as determined in accordance with Section 1.01(b), Merger Sub may extend the Offer for a further period of time, by means of a subsequent offering period under Rule 14d-11 promulgated under the Exchange Act, of not more than twenty (20) business days to meet the objective (which is not a condition to the Offer) that on or prior to the expiration of such subsequent offering period, Merger Sub shall have accepted for payment and paid for a number of Shares, which together with Shares then owned by Merger Sub and Parent, represents at least 90% of the Shares outstanding on a fully-diluted basis (excluding options the exercise price of which is equal to or greater than the Offer Consideration and excluding any Purchase Option Shares) on the date of purchase.

            (d) Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary for payment, and may pay for, any Shares that Merger Sub becomes obligated to accept for payment and pay for, pursuant to the Offer.

      SECTION 1.02. OFFER DOCUMENTS. (a) As soon as practicable on the date of commencement of the Offer, Parent and Merger Sub shall: (i) file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO promulgated under
Section 14(d)(1) of the Exchange Act (together with all amendments and supplements thereto, and including all exhibits thereto, the "Schedule TO") with respect to the Offer, which shall contain the Offer to Purchase and related letter of transmittal and other ancillary documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the "Offer Documents"), and shall (1) contain (or shall be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law and (2) conform in all material respects with the requirements of the Exchange Act and any other applicable law, and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) deliver a copy of the Schedule TO to the Company at its principal executive office; (iii) give telephonic notice and mail to the National Association of Securities Dealers, Inc. (the "NASD") a copy of the Schedule TO in accordance with Rule 14d-3 promulgated under the Exchange Act;
(iv) publish a summary advertisement of the Offer in the Wall Street Journal or similar daily newspaper with national circulation; and (v) mail or cause to be mailed the Offer Documents to the holders of the Company Common Stock.

            (b) Parent, Merger Sub and the Company each agree promptly to correct any information provided by them for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Merger Sub further agrees to take all lawful action necessary to cause the Offer Documents as so corrected to be filed promptly with the SEC and to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable law. In conducting the Offer, Parent and Merger Sub shall comply in all material respects with the provisions of the Exchange Act and any other applicable law. The Company hereby consents to the inclusion in the Offer Documents of the recommendation and approval of the Company Board of Directors referred to in clause (a)(i)(z) of the first sentence of Section 1.03. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC or dissemination to Company's stockholders. Parent and Merger Sub agree to provide the Company and its counsel any comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments including a copy of such comments that are made in writing.

                      Agreement and Plan of Merger - Page 4


      SECTION 1.03. COMPANY ACTIONS. (a) The Company hereby consents to the Offer and represents that (i) its Board of Directors (at a meeting duly called and held) has (x) determined that each of the Offer and the Merger is fair to and in the best interests of the holders of Company Common Stock, (y) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and such approval constitutes approval of the Offer, this Agreement and the transactions contemplated hereby, including the Merger, for purposes of Section 203 of the Delaware General Corporation Law (as amended, the "DGCL"), and (z) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by the holders of Company Common Stock (subject to the fiduciary duties of the Board of Directors under the DGCL), and (ii) Covington Associates, LLC ("Covington Associates") has delivered to the Board of Directors of the Company its opinion that the consideration to be received by the holders of Company Common Stock in the Offer and the Merger is fair, from a financial point of view, to such holders, subject to the assumptions and qualifications set forth in such opinion. The Company hereby agrees to file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing the recommendation of the Board of Directors of the Company referred to in clause (i) (z) of the preceding sentence and shall mail or cause to be mailed the Schedule 14D-9 to the holders of the Company Common Stock. The Company hereby agrees to file the Schedule 14D-9 with the SEC on the same date Parent and Merger Sub file the Schedule TO with the SEC, and shall mail or cause to be mailed the Schedule 14D-9 to the holders of Company Common Stock on the same date as the Offer Documents are mailed.

            (b) The Schedule 14D-9 shall comply in all material respects with the Exchange Act and any other applicable law and shall contain (or shall be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law. The information contained in the Schedule 14D-9 (other than information furnished in writing by Parent or Merger Sub expressly for inclusion in the Schedule 14D-9, as to which the Company makes no representations or warranties) will not, at the respective times the Schedule 14D-9 is filed with the SEC (or such filings are amended or supplemented) and first published, sent or given to holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company, Parent and Merger Sub each agree promptly to correct any information provided by them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all lawful action necessary to cause the
Schedule 14D-9 as so corrected to be filed promptly with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable law. Parent, Merger Sub and their counsel shall be given an opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC.

            (c) In connection with the Offer, the Company shall promptly furnish, or cause its transfer agent to furnish, Merger Sub with mailing labels, security position listings and all available listings or computer files containing the names and addresses of the record holders of the Company Common Stock as of the latest practicable date and shall furnish, or cause its transfer agent to furnish, Merger Sub with such information and assistance (including updated lists of stockholders, mailing labels and lists of security positions) as Merger Sub or its agents may reasonably request in writing in communicating the Offer to the record and beneficial holders of Company Common Stock.

                      Agreement and Plan of Merger - Page 5


            (d) Subject to the requirements of applicable law, and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Merger Sub and each of their affiliates, associates, partners, employees, agents and advisors shall hold in confidence the information contained in such labels, lists and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, in accordance with its terms, shall deliver promptly to the Company all copies of such information then in their possession or under their control.

                                   ARTICLE II

                                   THE MERGER

      SECTION 2.01. THE MERGER. At the "Effective Time" (as defined in Section 2.03), and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

      SECTION 2.02. CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 9.01, the consummation of the Merger (the "Closing") will take place at 10:00 a.m., Boston time, as soon as practicable (but in no event later than the second business day) after satisfaction or waiver of the conditions set forth in
Article VIII (the "Closing Date"), at the offices of Epstein Becker & Green, P.C., 111 Huntington Avenue, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties hereto.

      SECTION 2.03. EFFECTIVE TIME. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") as contemplated by Section 251 of the DGCL, together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing being the "Effective Time"). The Company and its counsel shall be given a reasonable opportunity to review and comment on the Certificate of Merger prior to the filing thereof.

      SECTION 2.04. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      SECTION 2.05. CERTIFICATE OF INCORPORATION; BY-LAWS.

            (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "FIRST: The name of the corporation is Workgroup Technology

                      Agreement and Plan of Merger - Page 6


Corporation"; and provided further, however, that the Certificate of Incorporation of the Surviving Corporation shall include the provisions contemplated by Section 7.05(a). The Company and its counsel shall be given a reasonable opportunity to review and comment on such Certificate of Incorporation prior to the filing thereof.

            (b) At the Effective Time, the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by DGCL, the Certificate of Incorporation of the Surviving Corporation and such By-Laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on such By-Laws prior to the adoption thereof.

      SECTION 2.06. DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

      SECTION 2.07. MERGER WITHOUT MEETING OF STOCKHOLDERS. In the event that Merger Sub shall have acquired at least ninety percent (90%) of the outstanding shares of each class of capital stock of the Company entitled to vote on the Merger upon completion of the Offer, the parties hereto agree, at the request of Merger Sub and subject to Article VIII, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the stockholders of the Company, in accordance with Section 253 of the DGCL.

      SECTION 2.08. SUBSEQUENT ACTIONS. If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE III

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

      SECTION 3.01. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company, the holders of any shares of Company Common Stock or the holders of any capital stock of Merger Sub:

            (a) Each share of the capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

                      Agreement and Plan of Merger - Page 7


            (b) Each share of Company Common Stock and all other shares of capital stock of the Company that are owned by the Company, and all shares of Company Common Stock and other shares of capital stock of the Company owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent, shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor. As used in this Agreement, the word "subsidiary," with respect to any party, means any corporation, partnership, joint venture, limited liability company or partnership, or other organization, whether incorporated or unincorporated, of which: (i) such party or any other subsidiary of such party is a general partner; (ii) voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, partnership, joint venture, limited liability company or partnership, or other organization is held by such party or by any one or more of its subsidiaries, or by such party and any one or more of its subsidiaries; or (iii) at least 51% of the equity, other securities or other interests is, directly or indirectly, owned or controlled by such party or by any one or more of its subsidiaries, or by such party and any one or more of its subsidiaries.

            (c) All outstanding "Options" (as defined in Section 3.04 hereof) to purchase shares of Company Common Stock granted under the "Company Stock Option Plans" (as defined in Section 3.04 hereof) shall be treated in accordance with Section 3.04 hereof.

      SECTION 3.02. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company, the holders of any shares of Company Common Stock or the holders of any capital stock of Merger Sub:

            (a)   Subject to Section 3.01(b) and to the other provisions of this
Section 3.02, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding "Dissenting Shares" (as defined in Section 3.05 hereof)) shall be converted into the right to receive the Offer Consideration (or the highest price paid for each share of Company Common Stock pursuant to the Offer, if greater than the Offer Consideration), without any interest thereon (the "Merger Consideration").

            (b) From and after the Effective Time all such shares of Company Common Stock, when converted as provided herein, no longer shall be outstanding and shall automatically be canceled and retired and shall cease to exist, and each "Certificate" (as defined in Section 3.03(b)) previously evidencing Shares shall thereafter represent only the right to receive the Merger Consideration. The holders of Certificates previously evidencing Shares outstanding immediately prior the Effective Time shall cease to have any rights with respect to the Company Common Stock except as otherwise provided herein or by law and, upon the surrender of Certificates in accordance with the provisions of Section 3.03(b), shall only represent the right to receive for their Shares, the Merger Consideration, without any interest thereon. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company or the Surviving Corporation.

      SECTION 3.03. PAYMENT FOR SHARES.

            (a) Prior to the Effective Time, Parent shall appoint a United States bank or trust company mutually acceptable to the Company and Parent to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration, and prior to the Effective Time, Parent shall deposit or shall cause to be deposited with the Paying Agent in a separate fund established for the benefit of the holders

                      Agreement and Plan of Merger - Page 8


of shares of Company Common Stock, for payment in accordance with this Article III, through the Paying Agent (the "Payment Fund"), cash in United States dollars in immediately available funds in amounts necessary to make the payments pursuant to Section 3.02(a) and Section 3.03(b). The Paying Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration out of the Payment Fund as provided in Section 3.03(b).

      The Paying Agent shall invest the Payment Fund as Parent directs in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest investment grade rating from both Moody's Investors Services, Inc. and Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1,000,000,000 (collectively, "Permitted Investments"); provided, however, that the maturities of Permitted Investments shall be such as to permit the Paying Agent to make prompt payment to former holders of the Company Common Stock entitled thereto as contemplated by this
Section 3.03. Parent and the Surviving Corporation shall cause the Payment Fund to be promptly replenished to the extent of any losses incurred as a result of Permitted Investments. All earnings on Permitted Investments shall be paid to Parent at such times and in such amounts as Parent directs the Paying Agent. If for any reason (including losses), the Payment Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under this Section 3.03, Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

            (b) As soon as practicable after the Effective Time, the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record (other than the Company, Parent, Merger Sub or any of their respective subsidiaries or holders of "Dissenting Shares" (as defined in Section 3.05 hereof)) of a certificate or certificates which, immediately prior to the Effective Time, evidenced outstanding shares of Company Common Stock (the "Certificates"), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as the Surviving Corporation reasonably may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be paid in cash in an amount equal to the product of (x) the number of shares of Company Common Stock represented by such Certificate and (y) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. Absolutely no interest shall be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate.

            (c) If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be promptly endorsed or otherwise in proper form for transfer and that the person requesting such payment of the Merger Consideration shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or shall have established to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of Sections 3.03(b) and (c), each Certificate (other than Certificates representing Shares owned by Parent or any subsidiary of Parent or held in the treasury of the Company) shall represent for all purposes only the right to receive the Merger Consideration.

            (d) Any portion of the Payment Fund which remains undistributed to the holders of

                      Agreement and Plan of Merger - Page 9


Company Common Stock for 180 days after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article III and the instructions set forth in the letter of transmittal mailed to such holder after the Effective Time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration to which they are entitled. All interest accrued in respect of the Payment Fund shall inure to the benefit of and be paid to the Surviving Corporation.

            (e) Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash or interest thereon from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (f) Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent.

      SECTION 3.04. TREATMENT OF OPTIONS. At the Effective Time, each holder of a then outstanding option to purchase Shares under the Company's 1992 Stock Plan, 1996 Stock Plan and the Amended and Restated 1996 Non-Employee Director Stock Option Plan (collectively, the "Company Stock Option Plans"), to the extent such option is then exercisable (individually, an "Option" and collectively, the "Options"), shall, in settlement thereof, receive for each Share subject to such Option (but only to the extent such Option is then exercisable for each such Share) an amount (subject to any applicable withholding tax) in cash equal to the difference between the Merger Consideration and the per share exercise price of such Option to the extent such difference is a positive number (such amount being hereinafter referred to as the "Option Consideration"). Upon receipt of the Option Consideration, the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Option. Prior to the Effective Time, the Company shall take all such lawful action as may be necessary to give effect to the transactions contemplated by this Section 3.04 (except for such action that may require the approval of the Company's stockholders). Except as otherwise agreed to by the parties, the Company shall use its reasonable efforts to ensure that (i) all Company Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary thereof shall be canceled as of the Effective Time, and (ii) following the Effective Time, no participant in any Company Stock Option Plan or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any subsidiary or affiliate thereof and to terminate all such plans.

      SECTION 3.05. DISSENTING SHARES. Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment in cash of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares

                     Agreement and Plan of Merger - Page 10


held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender, in the manner provided in Section 3.03(b), of their Certificate or Certificates. The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.

      SECTION 3.06. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall make payment in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, of the Merger Consideration; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of the Merger Consideration, require the owner of any such lost, stolen or destroyed Certificate or Certificates having an aggregate value of $10,000 or more to deliver a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to each of Parent and Merger Sub that, except as set forth in the written disclosure schedule previously delivered by the Company to Parent (the "Company Disclosure Schedule"):

      SECTION 4.01. ORGANIZATION AND QUALIFICATION; NO SUBSIDIARIES. The Company is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect (as defined below) on the Company. The Company does not have any subsidiaries. Except as set forth in Section 4.01 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. For purposes of this Agreement, a "Material Adverse Change" or a "Material Adverse Effect" shall mean, with respect to Parent on the one hand and the Company on the other hand, the result of one or more events, changes or effects which, individually or in the aggregate, would have a material adverse effect or impact on the business, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, but shall exclude the effects of (i) any material adverse change in such party's results of operations for, or financial condition in, any fiscal period prior to the date hereof that is directly attributable to a disruption in the conduct of the Company's business arising from the transactions contemplated by this Agreement or the public announcement thereof, (ii) changes in general economic

                     Agreement and Plan of Merger - Page 11


conditions, or (iii) changes affecting the industry generally in which the such party operates.

      SECTION 4.02. CERTIFICATE OF INCORPORATION AND BY-LAWS. The Company has heretofore made available or otherwise furnished to Parent a complete and correct copy of its Certificate of Incorporation and By-Laws, as amended to date. Such Certificate of Incorporation and By-Laws are in full force and effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws in any material respect.

      SECTION 4.03. CAPITALIZATION. The authorized capital stock of the Company consists of (i) 1,000,000 shares of Preferred Stock, par value $.01 per share, of which no shares are issued and outstanding, and (ii) 30,000,000 shares of Common Stock, par value $.01 per share, of which 1,841,121 shares were issued and outstanding as of November 7, 2002. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to preemptive or other similar rights. Except as set forth in the first sentence of this Section 4.03 or in Section 4.03 of the Company Disclosure Schedule, as of November 7, 2002 there were no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options, warrants, exchange rights, subscription rights or other agreements, commitments or rights to purchase or otherwise acquire from the Company, or agreements, commitments or obligations of the Company to issue or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, in each case to which the Company is a party or by which the Company is bound (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). Section 4.03 of the Company Disclosure Schedule sets forth a complete and correct list (including the name of the holder, number of shares, exercise price and date of grant) of all Company Securities described in clause (iii) of the definition of Company Securities. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

      SECTION 4.04. AUTHORITY RELATIVE TO THIS AGREEMENT. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (other than, with respect to the consummation of the Merger, the approval of the Merger by the holders of a majority of the outstanding shares of Company Common Stock at any meeting of such stockholders called for such purpose, if necessary (the "Company Stockholders Meeting")). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the consummation of the Merger, the approval of the Merger by the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting, if required). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company (other than, with respect to the consummation of the Merger, the approval of the Merger by the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting, if required), except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                     Agreement and Plan of Merger - Page 12


            (b) The Company Board of Directors, at a meeting duly called and held at which all directors were present, has unanimously (i) duly and validly approved and taken all corporate action required to be taken by the Company Board of Directors to authorize this Agreement and the consummation of the transactions contemplated hereby, (ii) resolved that the transactions are advisable and in the best interests of the stockholders of the Company and that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares, and (iii) subject to the other terms and conditions of this Agreement, resolved to recommend that the stockholders of the Company accept the Offer, tender their shares to the Merger Sub pursuant to the Offer, and approve and adopt this Agreement, and each of the transactions, and none of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified.

      SECTION 4.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

            (a) Except as set forth in Section 4.05(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which its properties are bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, any Material Contract (as hereinafter defined), (iv) give to others any rights of termination, amendment, acceleration or cancellation of any Material Contract, or (v) result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to any Material Contract, except in the case of clauses (ii), (iii), (iv) and (v) for any such conflicts, violations, breaches, defaults or other occurrences that would not individually or in the aggregate have a Material Adverse Effect on the Company.

            (b) Except as set forth in Section 4.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement, including the Merger, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for (i) (x) the filings and notices to be made pursuant to Article I hereof, (y) the applicable requirements, if any, of state securities or takeover laws ("Blue Sky Laws") and (z) the filing and recordation of appropriate merger or other documents as required by DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, or would not otherwise have a Material Adverse Effect on the Company.

      SECTION 4.06. MATERIAL CONTRACTS; PERMITS.

            (a) Section 4.06(a) of the Company Disclosure Schedule sets forth a list of all contracts, agreements, commitments, arrangements, leases and other instruments to which the Company is a party or by which the Company is bound which (i) (A) require payments to be made by the Company in excess of $25,000 per year for goods and/or services, or which require the Company to provide goods and/or services in excess of $25,000 per year, except with respect to software maintenance and consulting services contracts between the Company and its customers for which the Company has made

                     Agreement and Plan of Merger - Page 13


available or otherwise provided to Parent the standard form of such contracts and (B) do not by their terms expire or are not subject to termination by the Company within three (3) months from the date of this Agreement, (ii) involve the joint development, marketing or licensing of any "Company Intellectual Property" (as defined in Section 4.08(a)) to, from or with third parties, including, without limitation, OEM, VAR, product development, technology or product sharing or similar strategic agreements, (iii) limit the freedom of the Company to engage in any line of business or to compete with any other "person" as that term is defined in the Exchange Act, or, other than those entered into in the ordinary course of business, consistent with past practice, any confidentiality, secrecy or non-disclosure contract, (iv) guarantee, support, indemnify, assume or endorse the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person, or (v) have been, or as of the date of this Agreement will be, required to be filed by the Company with the SEC pursuant to the requirements of the Exchange Act and the rules and regulations thereunder (the items above being, collectively, the "Material Contracts"). The Company has heretofore made available or otherwise furnished to Parent a complete and correct copy of each Material Contract (unless any such Material Contract has not been reduced to writing, in which case the Company has provided a written description thereof).

            (b) The Company has in all material respects performed the obligations required to be performed by it (except for past breaches which have been cured or waived or for which the Company has no continuing obligations) and is entitled to all benefits under, and to its knowledge, is not alleged to be in default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or, to the knowledge of the Company, with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to become a default or event of default under the terms of any Material Contract.

            (c) Section 4.06(c) of the Company Disclosure Schedule lists every Material Contract which, if no required consent regarding the transactions is obtained, would have a Material Adverse Effect on Parent's ability to operate the business of the Company in the same manner as the business was operated by the Company on the Offer Closing Date (as defined in Section 6.01).

            (d) The Company holds all material permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are necessary to the operation of the business of the Company taken as a whole (collectively, the "Company Permits"). The Company is in compliance in all material respects with the terms of the Company Permits.

      SECTION 4.07. SEC FILINGS; FINANCIAL STATEMENTS.

            (a) The Company has filed all forms, reports and documents required to be filed by the Company with the SEC since March 31, 2000, (the "Company SEC Reports") and has made available to Parent (i) its Annual Report on Form 10-K for the each of the two fiscal years ended March 31, 2002, (ii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since March 31, 2000, (iii) all other reports or registration statements filed by the Company with the SEC (other than Reports on Forms 3, 4 and 5, Schedule 13G and Schedule 13D filed by or on behalf of stockholders or affiliates of the Company) since March 31, 2000 and (iv) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC. As of their respective dates, the Company SEC Reports (i) complied as of their respective filing dates in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the

                     Agreement and Plan of Merger - Page 14


"Securities Act"), and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (b) The consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, as of their respective dates, complied in all material respects with applicable accounting requirements and with the rules and regulations of the SEC and were prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated by the SEC), and each fairly presented in accordance with the applicable requirements of GAAP the consolidated financial position of the Company as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

            (c) The Company has heretofore made available or otherwise furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

            (d) For purposes of this Agreement, the "Company Balance Sheet" means the Company's audited balance sheet (including any related notes thereto) for the year ended March 31, 2002 included in the Company SEC Reports. Except as set forth in the Company SEC Reports or as incurred in the ordinary course of business since the date of the most recent financial statements included in the Company SEC Reports, the Company has no liabilities nor obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required under GAAP to be set forth on a consolidated balance sheet of the Company and which individually or in the aggregate would have a Material Adverse Effect on the Company.

      SECTION 4.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
Section 4.08 of the Company Disclosure Schedule or in the Company SEC Reports or as contemplated by this Agreement, since the date of the Company Balance Sheet, the Company has conducted its business in the ordinary course and:

            (a) there have been no changes in the condition (financial or otherwise), business, net worth, assets, properties, operations, obligations liabilities (fixed or contingent), or prospects of the Company which, individually or in the aggregate, have resulted (whether before or after the Effective Time) in a Material Adverse Effect on the Company;

            (b) the Company has not issued, or authorized for issuance, any equity security, bond, note, or other security, except for shares issued upon exercise of outstanding Options granted under the Company Stock Option Plans, which Options are listed in Section 4.03 of the Company Disclosure Schedule, or accelerated the vesting of any employee stock benefits (including vesting under stock purchase agreements or the exercisability of Options);

                     Agreement and Plan of Merger - Page 15


            (c) the Company has not granted or entered into any commitment or obligation to issue or sell any such equity security, bond, note or other security of the Company, whether pursuant to offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, calls, conversion rights or otherwise, except for shares issued upon the exercise of Options;

            (d) the Company has not incurred any additional debt for borrowed money;

            (e) the Company has not paid or incurred any obligation or liability (fixed, contingent, or otherwise), or discharged or satisfied any lien or encumbrance, or settled any liability, claim, dispute, proceeding, suit, or appeal, pending or threatened against it or any of its assets or properties, except for current liabilities included in the Company Balance Sheet and current liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business;

            (f) the Company has not declared, set aside for payment, or paid any dividend, payment, or other distribution on or with respect to any share of its capital stock;

            (g) the Company has not purchased, redeemed, or otherwise acquired or committed itself to acquire, directly or indirectly, any shares of its capital stock;

            (h) the Company has not mortgaged, pledged, otherwise encumbered, or subjected to any "Liens" (as defined in Section 4.20) on any of its material assets or properties, tangible or intangible, nor has it committed itself to do any of the foregoing, except for Liens for current "Taxes" (as defined in Section 4.15(a)) which are not yet due and payable and purchase money Liens arising out of the purchase and sale of products or services made in the ordinary course of business ("Permitted Liens");

            (i) the Company has not disposed of, or agreed to dispose of, any material asset or property, tangible or intangible nor has the Company leased or licensed to others (including officers and directors of the Company), or agreed so to lease or license, any asset or property, except for the licensing of the Company's software to customers, distributors and resellers in the ordinary course of business;

            (j) the Company has not entered into any material contract, or made any commitment to do the same except (i) for the licensing of the Company's software to customers, distributors and resellers in the ordinary course of business and (ii) for the provision of maintenance and/or consulting services to customers in the ordinary course of business; the Company has not made any expenditure or commitment for the purchase, acquisition, construction, or improvement of a capital asset; and the Company has not waived any right of substantial value or cancelled any material debts or claims or voluntarily suffered any extraordinary losses;

            (k) the Company has not sold, assigned, transferred, or conveyed, or committed itself to sell, assign, transfer or convey, any Company Intellectual Property, except for the licensing of software to customers, distributors, and resellers in the ordinary course of business, and the Company has not entered into any product development, technology or product sharing, or similar strategic arrangement with any other party;

            (l) the Company has not effected or agreed to effect any employee profit sharing, stock option, stock purchase, pension, bonus, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement with any

                     Agreement and Plan of Merger - Page 16


amendment or supplement thereto; the Company has not paid or committed itself to pay to or for the benefit of any of its directors, officers, employees, consultants or stockholders any compensation of any kind other than wages, salaries, and benefits at times and rates in effect prior to the date of the Company Balance Sheet (other than regularly scheduled increases for non-officer employees in the ordinary course of business); and the Company has not effected or agreed to effect any change, including by way of hiring or involuntary termination, in the employment or engagement terms of any of its directors, executive officers, or key employees;

            (m) the Company has not effected nor committed itself to effect any amendment or modification to its Certificate of Incorporation or Bylaws;

            (n) the Company has not changed in any way its accounting methods or practices (including any change in depreciation or amortization policies or rates, any changes in policies in making or reversing accruals, or any change in capitalization of software development costs);

            (o) the Company has not made any loan to any person or entity, and the Company has not guaranteed the payment of any loan or debt of any person or entity, except for (i) travel advances made to employees in connection with their employment duties in the ordinary course of business, consistent with past practice, and (ii) accounts receivable incurred in the ordinary course of business, consistent with past practice;

            (p) the Company has not changed in any material respect the prices or royalties set or charged by the Company;

            (q) the Company has not negotiated nor agreed to do any of the things described in the preceding clauses (a) through (p) other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement; and

            (r) there has not occurred any Material Adverse Change with respect to the Company.

      SECTION 4.09. NO UNDISCLOSED MATERIAL LIABILITIES. Except as set forth in
Section 4.09 of the Company Disclosure Schedule or as disclosed in the Company SEC Reports, there are no liabilities (absolute, accrued, contingent or otherwise) of the Company that could reasonably be expected as of the date hereof to have a Material Adverse Effect on the Company, except liabilities (a) adequately provided for in the Company Balance Sheet or (b) incurred in connection with this Agreement.

      SECTION 4.10. ABSENCE OF LITIGATION. Except as set forth in Section 4.10 of the Company Disclosure Schedule or as disclosed in the Company SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in Section 4.10 of the Company Disclosure Schedule, the Company is not subject to any judgment, order, injunction or decree entered in any lawsuit or proceeding to which the Company is a party which is reasonably likely to have a Material Adverse Effect on the Company. Except as disclosed on Section 4.10 of the Company Disclosure Schedule, there is no litigation that the Company has pending against other parties.

      SECTION 4.11. INTELLECTUAL PROPERTY. (a) As used in this Agreement, "Intellectual Property"

                     Agreement and Plan of Merger - Page 17


means all industrial and intellectual property, including all United States and non-United States patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain name registrations, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records. As used in this Agreement, "Company Intellectual Property" means Intellectual Property created, applied for, licensed by or owned by the Company in its business throughout the world.

            (b) To the knowledge of the Company, the Company Intellectual Property does not infringe or violate the Intellectual Property of any other person, except where such infringement or violation would not have a Material Adverse Effect on the Company. There is no judicial proceeding pending, or to the knowledge of the Company, threatened against the Company alleging that the conduct of the Company's business materially infringes or violates the Intellectual Property of any other person.

            (c) The Company (i) owns all right, title and interest in and to the Company Intellectual Property, free and clear of all Liens, except for Permitted Liens or (ii) licenses or otherwise possesses legally enforceable rights to use the Company Intellectual Property. Except as set forth on Section 4.11(c) of the Company Disclosure Schedule, the Company has made all necessary filings and recordations to protect and maintain its interest in the Company Intellectual Property, except where the failure to make such filings or recordations would not have a Material Adverse Effect on the Company.

            (d) Section 4.11(d) of the Company Disclosure Schedule sets forth a true, complete and correct list of all contracts that grant licenses, sublicenses or other rights of use of any Intellectual Property owned by a third person and licensed to the Company, but excluding contracts that grant licenses, sublicenses or other rights for off-the-shelf software which is commercially available and has a retail value of less than $5,000 (the "Licensed Rights"). Each of the contracts that grant Licensed Rights was validly authorized and executed by the Company and, to the knowledge of the Company, by each owner of licensor of any Licensed Rights which is party to any such contract, and are in full force and effect. The Company is not in default in the payment of any royalties, license fees or other consideration to any owner or licensor of any Licensed Rights used in the conduct of its business or to any representative of any such owner or licensor nor otherwise in default in any material respect in the performance of any of its obligations to any such owner or licensor. No such owner or licensor, nor any agent or representative thereof, has notified the Company in writing of any claim of any such default.

            (e) Except as set forth on Section 4.06(a) or Section 4.11(e) of the Company Disclosure Schedule, there are no contracts to which the Company grants licenses, sublicenses or other rights of use of Company Intellectual Property or Licensed Rights to other persons which require payments to be made in excess of $25,000 per year.

            (f) Section 4.11(f) of the Company Disclosure Schedule contains a true, complete and correct list of all United States or non-United States patents and patent applications owned or controlled by the Company (the "Patents"). The Patents are in full force and effect, are valid and subsisting, and all maintenance fees, annuities and the like have been paid, except where failure to pay such fees or annuities would not have a Material Adverse Effect on the Company. To the knowledge of the Company, none of the Patents has been challenged, threatened or infringed in any material way by

                     Agreement and Plan of Merger - Page 18


any Person. There is no proceeding pending or, to the knowledge of the Company, threatened alleging that any of the Patents materially infringes or violates the Intellectual Property of any Person. Except as set forth on Section 4.11(f) of the Company Disclosure Schedule, to the knowledge of the Company, all products covered by the Patents have been marked with appropriate patent notices, except where the failure to mark such products would not have a Material Adverse Effect on the Company.

            (g) Section 4.11(g) of the Company Disclosure Schedule contains a true, complete and correct list of all United States or non-United States business names, tradenames, trademarks, service marks, and applications and registrations therefor, owned or controlled by the Company (the "Marks"). The Marks are in full force and effect, are valid and subsisting, and all maintenance fees, annuities and the like have been paid, except where failure to pay such fees or annuities would not have a Material Adverse Effect on the Company. To the knowledge of the Company, none of the Marks has been challenged, threatened or infringed in any material way by any Person. There is no proceeding pending or, to the knowledge of the Company, threatened alleging that any of the Marks materially infringes or violates the Intellectual Property of any Person. To the knowledge of the Company, all materials encompassed by the Marks have been marked with appropriate trademark and registration notices, except where the failure to mark such materials would not have a Material Adverse Effect on the Company.

            (h) Section 4.11(h) of the Company Disclosure Schedule contains a true, complete and correct list of all United States or non-United States registered copyrights owned or controlled by the Company (the "Copyrights"). The Copyrights are valid and enforceable and all maintenance fees, annuities and the like have been paid, except where failure to pay such fees or annuities would not have a Material Adverse Effect on the Company. To the knowledge of the Company, none of the Copyrights has been challenged, threatened or infringed in any material way by any Person. There is no proceeding pending or, to the knowledge of the Companies, threatened alleging that any of the Copyrights infringes or violates the Intellectual Property of any Person. To the knowledge of the Company, all works encompassed by the Copyrights have been marked with appropriate copyright notices, except where the failure to mark such works would not have a Material Adverse Effect on the Company.

            (i) Section 4.11(i) of the Company Disclosure Schedule contains a true, complete and correct list of all Internet domain name registrations of the Company (the "Net Names"). No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation proceeding, and, to the knowledge of the Company, no such action has been threatened. There is no proceeding pending or, to the knowledge of the Company, threatened alleging that any of the Net Names infringes or violates the Intellectual Property of any Person. To the knowledge of the Company, there is no domain name application pending of any other Person that would or potentially would interfere with or infringe any Net Name.

            (j) To the knowledge of the Company, the trade secrets of the Company (the "Trade Secrets") have not been used, divulged or appropriated either for the benefit of any person (other than the Company) or to the detriment of the Company, except where such use, divulgence or appropriation would not have a Material Adverse Effect on the Company. To the knowledge of the Company, none of the Trade Secrets is subject to any material adverse claim or has been challenged or threatened in any material manner. There is no proceeding pending, or to the knowledge of the Company, threatened alleging that any of the Trade Secrets infringes or violates the Intellectual Property of any Person.

      SECTION 4.12. EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS.

            (a) As used in this Agreement, "Employee Plans" means all employee benefit plans

                     Agreement and Plan of Merger - Page 19


(as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), regardless of whether ERISA is applicable thereto, all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or termination pay, medical or life insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, agreements or arrangements of any Person, and any employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of any Person to which such Person is a party. Section 4.12(a) of the Company Disclosure Schedule lists the Employee Plans of the Company (the "Company Employee Plans"). Copies of each such written Company Employee Plan, a summary of each such Company Employee Plan, including the summary plan description, and the three most recent Form 5500 Annual Reports (including the report of an independent auditor), if applicable, with respect to each such Company Employee Plan have previously been made available or delivered to Parent.

            (b) Except as set forth in Section 4.12(b) of the Company Disclosure Schedule, (i) none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person and none of the Company Employee Plans is a "multi-employer plan" as such term is defined in
Section 3(37) of ERISA; (ii) there has been no transaction, including prohibited transactions, or failure to act with respect to any Company Employee Plan which could reasonably be expected as of the date hereof to have a Material Adverse Effect on the Company; (iii) all Company Employee Plans are in compliance with the requirements prescribed by any and all statutes, orders, or governmental rules and regulations currently in effect with respect thereto, and the Company has performed all obligations required to be performed by it under, is not in default under or violation of any of the Company Employee Plans, except for such failures to comply or perform and for such defaults and violations which, individually and in the aggregate, would not have a Material Adverse Effect on the Company; (iv) each Company Employee Plan intended to qualify under Section 401(a) of the Code has received, or is entitled to rely upon, a favorable determination letter from the Internal Revenue Service ("IRS"); (v) all contributions required to be made to any Company Employee Plan pursuant to the terms of the Company Employee Plan or any collective bargaining agreement have been made on or before their due dates and a reasonable amount has been accrued in accordance with prior funding and accrual practices for contributions to each Company Employee Plan for the current plan years; and (vi) the Company does not maintain any Company Employee Plan subject to Title IV of ERISA.

            (c) There are no actions, suits or claims pending or, to the knowledge of the Company, threatened by former or present employees of the Company (or their beneficiaries) with respect to Company Employee Plans or the assets or fiduciaries thereof (other than routine claims for benefits). Except as otherwise set forth on Section 4.12(c) of the Company Disclosure Schedule, no Company Employee Plan provides benefits or payments contingent upon, triggered by, or increased as a result of the transactions contemplated by this Agreement.

      SECTION 4.13. LABOR MATTERS. (a) The Company is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices and is not engaged in any unfair labor practices, except where such engagement would not have a Material Adverse Effect on the Company. The Company has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees and is not liable for any arrears of wages or any taxes or penalty for failure to comply with any of the foregoing, except where the failure to so withhold or comply would not have a Material Adverse Effect on the Company. The Company is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other

                     Agreement and Plan of Merger - Page 20


benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against the Company under any workers compensation plan or policy or for long term disability.

            (b) Except as set forth in Section 4.13 of the Company Disclosure Schedule, there are no unfair labor practice charges, grievances, or complaints pending or, to the knowledge of the Company, threatened, by or on behalf of any employee or group of employees of the Company which, if resolved against the Company, have had or could reasonably be expected as of the date hereof to have a Material Adverse Effect on the Company; the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company nor does the Company know of any activities or proceedings of any labor union to organize any such employees; and the Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, pending or threatened against or involving the Company.

      SECTION 4.14. INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in (i) any of the Offer Documents will, at the time the Offer Documents are first published, sent or given to holders of Company Common Stock and at any time they are amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, (ii) the Schedule TO and all amendments thereto will, at the times filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (iii) the proxy statement or information statement relating to the Company Stockholders Meeting (such proxy statement or information statement as amended or supplemented from time to time being hereinafter referred to as the "Proxy Statement") will, at the respective times filed with the SEC or any other regulatory agency, on the date mailed to the holders of Company Common Stock and at the time of the Company Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event relating to the Company, affiliates, officers or directors should be discovered by the Company which is required to be set forth in a supplement to the Proxy Statement or an amendment or supplement to the Offer Documents or the
Schedule 14D-9, the Company shall promptly inform Parent and Merger Sub. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

      SECTION 4.15. TAXES.

            (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any Federal, state, provincial, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports and information statements with respect to Taxes required to be

                     Agreement and Plan of Merger - Page 21


filed with the IRS or any other taxing authority, domestic or foreign (each, a "Tax Authority"), including, without limitation, consolidated, combined and unitary tax returns.

            (b) Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, the Company has filed all Tax Returns required to be filed by it, and have paid and discharged all Taxes shown therein to be due, except such Taxes as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) or with respect to which the Company is maintaining reserves in accordance with GAAP in its financial statements to the extent currently required in all material respects adequate for their payment, except, in each instance, to the extent that the failure to
(i) file such Tax Returns, (ii) pay and discharge such Taxes, (iii) contest in good faith such Taxes, or (iv) maintain reserves therefor would not have a Material Adverse Effect on the Company. Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, the Company has received no notice of any examination of any Tax Return of the Company that is currently in progress and is not party to any proceeding in which Taxes are contested. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return of the Company.

            (c) The Company has never been a member of any consolidated, combined, unitary or aggregate group for Tax purposes (other than a group the common parent of which was the Company). The Company has never been a "United States real property holding corporation" within the meaning of Section 897 of the Code. Except as set forth on Schedule 4.15(c) of the Company Disclosure Schedule, none of the Tax Returns or the Company have ever been audited by a Tax Authority.

      SECTION 4.16. COMPLIANCE WITH LAWS. Except as set forth in Section 4.16 of the Company Disclosure Schedule or as disclosed in the Company SEC Reports, the Company is not in violation of any applicable laws, regulations and ordinances relating to its business and operations, or any judgment, order or injunction relating to its business and operations, and to the Company's knowledge there is no pending inspection or investigation relating to any violation thereof nor has any government agency indicated an intention to conduct the same, except for violations which have not had, and (if determined adversely to the Company) could not reasonably be expected as of the date hereof to have, individually or in the aggregate, a Material Adverse Effect on the Company.

      SECTION 4.17. CUSTOMERS AND SUPPLIERS. Section 4.17-1 of the Company Disclosure Schedule sets forth a true, complete and correct list of each of the customers of the Company who purchased more than $100,000 of products and/or services from the Company during the fiscal year ended March 31, 2002, which customers in any event represent at least the ten (10) largest customers of the Company during such period. Section 4.17-2 of the Company Disclosure Schedule sets forth a true, complete and correct list of each of the suppliers of the Company from whom the Company purchased more than $100,000 of products and services during the fiscal year ended March 31, 2002, which suppliers represent in any event at least the ten (10) largest suppliers of the Company during such period. Except as set forth on Sections 4.17-1 and 4.17-2 of the Company Disclosure Schedules, as of the date hereof, there exists no actual, and to the knowledge of the Company, no threatened, termination, cancellation or material limitation of, or any material change in, the business relationship of the Company with any of the customers identified in Section 4.17-1 or any of the suppliers identified in Section 4.17-2.

      SECTION 4.18. PRODUCT RELEASES. The Company has made available or otherwise provided Parent a schedule of product releases, which schedule is attached as Section 4.18 of the Company Disclosure Schedule. The Company has a good faith reasonable belief that it can achieve the release of products on the schedule described in Section 4.18 of the Company Disclosure Schedule.

                     Agreement and Plan of Merger - Page 22


      SECTION 4.19. BROKERS. No broker, finder or investment banker (other than Covington Associates) is entitled to any brokerage, finder's or other fee or commission from the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore made available or otherwise furnished to Parent a complete and correct copy of all agreements between the Company and Covington Associates pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

      SECTION 4.20. TITLE TO PROPERTY. The Company does not own any real property. Section 4.20 of the Company Disclosure Schedule sets forth a true and complete list of all real property leased by the Company and the aggregate monthly rental or other fee payable under such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both would constitute an event of default) that would have a Material Adverse Effect on the Company. The Company has good, marketable and defeasible title to all its properties and assets (other than leased properties or assets), free and clear of any and all mortgages, liens, encumbrances, pledges, charges, claims, interest, security interest, condition, restriction, obligation, liability, debt, Tax, option, right of first refusal, or restriction of any kind (whether matured or unmatured) in respect of such property or asset ("Liens") except Permitted Liens and Liens that individually or in the aggregate do not have a Material Adverse Effect on the Company.

      SECTION 4.21. ENVIRONMENTAL MATTERS.

            (a) The Company is in material compliance with all Environmental Laws (as hereinafter defined), which compliance includes, but is not limited to, the possession by the Company of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof. The Company has not received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company is not in full compliance, and, to the knowledge of the Company, there are no material circumstances that may prevent or interfere with such compliance in the future. All of the material permits that are presently in effect and that the Company and its subsidiaries have pursuant to Environmental Laws are listed on Section 4.21(a) of the Company Disclosure Schedule.

            (b) To the knowledge of the Company, there are no Environmental Claims pending, alleged or threatened against the Company, or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law.

            (c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern by or attributable to the Company, that could reasonably be expected to form the basis of any Environmental Claim against the Company or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law.

            (d)   Without in any way limiting the generality of the foregoing,
(i) all on-site and off-site locations where the Company has stored any material quantity of Materials of Environmental Concern are identified Section 4.21(d) of the Company Disclosure Schedule, (ii) any underground

                     Agreement and Plan of Merger - Page 23


storage tanks (and the capacity and contents of such tanks), if known to the Company, located on the property leased by the Company as set forth on Section 4.21(d) of the Company Disclosure Schedule, (iii) to the knowledge of the Company, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by the Company in violation of any Environmental Laws, and (iv) to the knowledge of the Company no polychlorinated biphenyls (PCB's) or PCB-containing items are used or stored at any property owned, leased or operated by the Company in violation of any Environmental Laws.

            (e) The Company has provided to Parent all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company regarding environmental matters pertaining to or the environmental condition of the business of the Company, or the compliance (or noncompliance) by the Company with any Environmental Laws.

            (f)   For purposes of this Agreement:

                  (i) "Environmental Claim" means any material claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                  (ii) "Environmental Laws" means all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata with respect to Matters of Environmental Concern), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                  (iii) "Materials of Environmental Concerns" means, to the extent addressed by Environmental Laws, chemicals, pollutants, contaminants, hazardous wastes, toxic substances, hazardous substances, petroleum and petroleum products, but excluding materials commonly employed or wastes commonly generated in office operations and/or janitorial operations.

      SECTION 4.22. INTERESTED PARTY TRANSACTIONS. Except as contemplated by this Agreement, disclosed in Section 4.22 of the Company Disclosure Schedule or disclosed in the Company SEC Reports, since March 31, 2002, no event has occurred that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC.

      SECTION 4.23. EMPLOYMENT AND OTHER AGREEMENTS. Section 4.23 of the Company Disclosure Schedule sets forth a true, complete and correct list of (i) all employment, consulting and severance agreement between the Company and any director, officer or employee of the Company and (ii) all contracts with respect to the services of independent contractors or leased employees who provide services to the Company. Except as set forth in Section 4.23 of the Company Disclosure Schedule, the consummation of the transactions contemplated hereby, with respect to each director, officer, employee and consultant of the Company, will not result in (i) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from the Company or under

                     Agreement and Plan of Merger - Page 24


any Company Employee Plan, (ii) any increase in the amount of compensation or benefits payable to any such individual or (iii) any acceleration of the vesting or timing of payment of benefits or compensation payable to any such individual. No payment which will be made by the Company to any employee will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

      SECTION 4.24. VOTE REQUIRED. Unless a meeting of the holders of the Company Common Stock is not required pursuant to Section 253 of the DGCL, the affirmative vote of the holders of at least a majority of the outstanding shares of the Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger.

      SECTION 4.25. STATE TAKEOVER STATUTE. The action taken by the Company's Board of Directors constitutes approval of each of the Offer and the Merger by the Company's Board of Directors under Section 203 of the DGCL.

      SECTION 4.26. OPINION OF FINANCIAL ADVISOR. The Company has received the written opinion of Covington Associates dated the date hereof, to the effect that, as of the date of such opinion, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a copy of such opinion has been made available or otherwise provided to Parent and Merger Sub. The Company has been authorized by Covington Associates to permit the inclusion of such opinion in its entirety in the Offer Documents, the Schedule 14D-9 and the Proxy Statement, provided that Covington Associates shall have the right to review and approve in advance of filing the form of such opinion and any reference thereto contained in the Offer Documents and the Schedule 14D-9.

      SECTION 4.27. FULL DISCLOSURE. To the Company's knowledge, this Agreement, the Company Disclosure Schedules and any certificate delivered by the Company to Parent pursuant to this Agreement, when all such documents are read together in their entirety, do not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make such statements contained herein or therein, in light of the circumstances under which made, not misleading.

                                   ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Each of Parent and Merger Sub hereby jointly and severally represents and warrants to the Company that:

      SECTION 5.01. ORGANIZATION AND QUALIFICATION. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect on Parent.

      SECTION 5.02. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and

                     Agreement and Plan of Merger - Page 25


Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

      SECTION 5.03. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Parent or the Certificate of Incorporation or By-Laws of Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent, Merger Sub or any of their subsidiaries or by which they or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's, Merger Sub's or any of their subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material contract, agreement, commitment, arrangement, lease or other instrument to which Parent, Merger Sub or any of their subsidiaries is a party or by which Parent, Merger Sub or any of their subsidiaries is bound, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent, Merger Sub or any of their subsidiaries pursuant to any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent, Merger Sub or any of their subsidiaries is a party or by which Parent, Merger Sub or any of their subsidiaries or any of their respective properties are bound or affected, except in the case of clauses (ii) and (iii) for any such breaches, defaults or other occurrences that would not have a Material Adverse Effect on Parent.

            (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for (i) (x) the filings and notices to be made pursuant to Article I hereof, (y) the applicable requirements, if any, of Blue Sky Laws and (z) the filing and recordation of appropriate merger or other documents as required by DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay Parent and Merger Sub from performing their obligations under this Agreement, or would not otherwise have a Material Adverse Effect on Parent or Merger Sub.

      SECTION 5.04. INFORMATION SUPPLIED. The Offer Documents and the Schedule TO will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law, and will conform in all material respects with the requirements of the Exchange Act and any other applicable law. The information contained in the Schedule TO and the Offer Documents (other than information furnished in writing by the Company expressly for inclusion in the Schedule TO or the Offer Documents, as to which Parent and Merger Sub make no representations or warranties) will not, at the respective times the Schedule TO and such Offer Documents are filed with the SEC (or such filings are amended or supplemented) and first published, sent or given to holders of Company Common

                     Agreement and Plan of Merger - Page 26


Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by Parent or Merger Sub or any affiliate of Parent for inclusion or incorporation by reference in (i) the Schedule 14D-9 will, at the time the Schedule 14D-9 is filed with the SEC, and at any time it is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the respective times filed with the SEC or any other regulatory agency, on the date it is mailed to the holders of Company Common Stock or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to Parent, Merger Sub or any of their respective subsidiaries, affiliates, officers or directors should be discovered by Parent or Merger Sub which is required to be set forth in a supplement to the Proxy Statement or an amendment or supplement to the Offer Documents, the Schedule TO or the Schedule 14D-9, Parent and Merger Sub shall promptly inform the Company.

      SECTION 5.05. ABSENCE OF LITIGATION. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Parent or Merger Sub, threatened against the Parent, Merger Sub or any of their subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to adversely affect Parent's or Merger Sub's ability to perform its obligations under this agreement or to consummate the transactions contemplated by this Agreement. Neither Parent, Merger Sub nor any of their subsidiaries is subject to any judgment, order, injunction or decree entered in any lawsuit or proceeding to which the Parent, Merger Sub or any of their subsidiaries is a party which is reasonably likely to adversely affect Parent's or Merger Sub's ability to perform its obligations under this agreement or to consummate the transactions contemplated by this Agreement.

      SECTION 5.06. FUNDS AVAILABLE. Parent has, and at all times from the date of this Agreement through the expiration of the Offer and the Effective Time will have, and will make available to Merger Sub, all funds necessary for the acquisition of all Shares pursuant to the Offer and the Merger. Parent has all funds necessary to pay the related fees and expenses of the transactions contemplated by this Agreement. Parent has provided to Company written evidence that Parent has the funds described in the two preceding sentences deposited in Parent's bank account, and Parent agrees that such funds shall not be removed from such account without the prior written consent of the Company.

      SECTION 5.07. OWNERSHIP OF COMPANY COMMON STOCK. As of the date hereof, Parent, Merger Sub and their affiliates beneficially own 229,501 shares of Company Common Stock, but not including any shares of Common Stock subject to the Stockholders Agreement or the "Purchase Option Shares" (as defined in
Section 7.02).

      SECTION 5.08. SEC FILINGS; PARENT FINANCIAL STATEMENTS. Since May 31, 2002, there has not been with respect to Parent any condition, event or occurrence which, individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement or to perform their obligations hereunder.

                     Agreement and Plan of Merger - Page 27


                                   ARTICLE VI

                       CONDUCT OF BUSINESS OF THE COMPANY

      SECTION 6.01. CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the date of acceptance for payment and payment of shares of Company Common Stock by Merger Sub in the Offer (on the expiration date of the Offer (as determined in accordance with Section 1.01(b)) (the "Offer Closing Date"), the Company covenants and agrees that, except to the extent that Parent shall otherwise consent in writing, the Company shall conduct its business only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company, to prevent the loss, cancellation, abandonment, forfeiture or expiration of any intellectual property rights of the Company, to preserve in full force and effect all material licenses and approvals held by the Company and to preserve the present relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations. By way of amplification and not limitation, except as expressly contemplated or permitted by this Agreement, the Company shall not, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Offer Closing Date, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld:

            (a) amend or otherwise change the Company's Certificate of Incorporation or By-Laws;

            (b) issue or sell, or authorize the issuance or sale of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company (except for the issuance of shares of Company Common Stock issuable pursuant to Options under the Company Stock Option Plans which Options are outstanding on the date of this Agreement);

            (c) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans; provided, however, the foregoing shall not apply to the terms and conditions of any Options issued pursuant to the Company Stock Option Plans;

            (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

            (e) sell, pledge, dispose of or encumber any material assets of the Company;

            (f) transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property, other than nonexclusive licenses in the ordinary course of business consistent with past practice;

            (g) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split,

                     Agreement and Plan of Merger - Page 28


combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) amend the terms of, repurchase, redeem or otherwise acquire any of its securities;

            (h) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money, or issue any debt securities, or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice; (iii) authorize any capital expenditures or purchase of fixed assets; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 6.01(h);

            (i) amend any employment agreement, increase the compensation payable or to become payable to its officers or employees, except for commissions payable pursuant to the Company's Sales Incentive Plans for fiscal year March 31, 2003 (copies of which have been made available or otherwise provided to Parent and listed on Section 4.12(a) of the Company Disclosure Schedule); or grant any severance or termination pay to (other than pursuant to pre-existing arrangements under written documents listed on Section 4.12(a) of the Company Disclosure Schedule), or enter into any employment or severance agreement with any director, officer or other employee of the Company; or establish, adopt, enter into or amend any Company Employee Plan except as may be required by law;

            (j) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any "keep well" or other agreement to maintain any financial statement condition, incur or modify any other material liability or enter into any arrangement having the economic effect of any of the foregoing other than
(i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities as in effect on the date hereof in the ordinary course of business;

            (k) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company of any amount relating to unused vacation days , except (i) for payments required by law, (ii) for payments and accruals made in the ordinary course of business consistent with past practice and (iii) as otherwise permitted by (m) below; adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any Company director, officer, employee, agent or consultant, whether past or present provided, however, the foregoing shall not apply to the terms and conditions of any Options outstanding under the Company Stock Option Plans and the terms and conditions of those certain agreements set forth on Section 4.12(a) of the Company Disclosure Schedule; or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

            (l) modify, amend or terminate any Material Contract, or waive, release or assign any material rights or claims thereunder or enter into any agreement or arrangement that would be considered a Material Contract hereunder, except, in each such case, any such action that is made in the ordinary course of business, consistent with past practice, except for the Company's Key Man life

                     Agreement and Plan of Merger - Page 29


insurance policy (which is identified in Section 4.06(a) of the Company Disclosure Schedule), which such policy shall be cancelled by the Company effective as of the Offer Closing Date;

            (m) pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business consistent with past practice (including, without limitation, the payments under those severance agreements referenced on Section 4.12(a) of the Company Disclosure Schedule), or of claims, liabilities or obligations reflected or reserved against in the financial statements of the Company or incurred in connection with the transactions contemplated by this Agreement (including, without limitation: (i) payment to Covington Associates on the Offer Closing Date of the net amount due for the "Minimum Transaction Success Fee" (as defined in the Financial Advisor Agreement listed on Section 4.06(a) of the Company Disclosure Schedule); (ii) payment on the Offer Closing Date of (1) Patrick H. Kareiva's accrued but unused vacation time as of the Offer Closing Date, plus (2) Mr. Kareiva's accrued but unpaid salary as of the Offer Closing Date, plus (3) Mr. Kareiva's out of pocket expenses incurred but unpaid as of the Offer Closing Date provided such out-of pocket expenses were incurred in the ordinary course of business and consistent with past practice, plus (4) Mr. Kareiva's lump sum severance amount due under Mr. Kareiva's Employment Agreement (as described in Section 4.05(a) of the Company Disclosure Schedule); (iii) payment on the Offer Closing Date of the premium for the "run off" period of the Company's Directors and Officers liability insurance (as further described in Section 7.05(c) hereof); and (iv) payment on the Offer Closing Date of all legal fees and expenses of the Company's legal counsel);

            (n) take any action, other than as required by GAAP or the SEC, to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

            (o) make any Tax election inconsistent with past practices or settle or compromise any material Federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any Tax; or

            (p) take, or agree in writing or otherwise to take, any of the actions described in Sections 6.01(a) through (o) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect or prevent the Company from performing in any material respect or cause the Company not to perform in any material respect its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

      SECTION 7.01. STOCKHOLDER APPROVAL. (a) To the extent stockholder approval is required by law to consummate the Merger, the Company will take all action necessary in accordance with the DGCL, the Company's Certificate of Incorporation and its By-laws to convene the Company Stockholders Meeting as promptly as practicable following the acceptance for payment of and payment for shares of Company Common Stock by Parent and Merger Sub in the Offer to consider and vote upon the Merger, this Agreement and the transactions contemplated hereby.

                     Agreement and Plan of Merger - Page 30


            (b) Subject to its fiduciary duties under the DGCL, the Company's Board of Directors shall recommend that the holders of the Company Common Stock vote in favor of the Merger, this Agreement and the transactions contemplated hereby and shall cause the Company to take all lawful actions to solicit from the holders of the Company Common Stock proxies in favor of such approval.

            (c) Notwithstanding the foregoing, if Merger Sub shall have acquired at least 90% of the outstanding shares of each class of capital stock of the Company entitled to vote on the Merger, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of stockholders in accordance with Section 253 of the DGCL.

            (d) To the extent stockholder approval of this Agreement is required by law, the Company shall prepare a Proxy Statement relating to the Company Stockholders Meeting and a form of proxy for use at the Company Stockholders Meeting relating to the vote of the holders of the Company Common Stock with respect to the Merger, this Agreement and the transactions contemplated hereby. The Company shall cause the Proxy Statement to be mailed to holders of the Company Common Stock and filed with the SEC at the earliest practicable date following the acceptance for payment of and payment for shares of Company Common Stock by Parent and Merger Sub in the Offer. Parent shall promptly furnish to the Company such information regarding each of Parent and Merger Sub and their respective officers and directors as may be reasonably requested by the Company for inclusion in the Proxy Statement as required by any law or by the SEC.

            (e) Parent and Merger Sub agree to cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Parent, Merger Sub or any affiliate of Parent, or with respect to which Parent, Merger Sub or any affiliate of Parent exercise voting control, to be voted in favor of the approval and adoption of the Merger and this Agreement.

      SECTION 7.02. OPTION TO ACQUIRE ADDITIONAL SHARES.

            (a) The Company hereby grants to Parent an irrevocable option (the "Purchase Option") to purchase, subject to the terms hereof, up to a number of newly issued shares (the "Purchase Option Shares") of Company Common Stock equal to 19.9% of the number of shares of Company Common Stock issued and outstanding immediately prior to the exercise of the Purchase Option (before giving effect to the exercise of the Purchase Option) in accordance with terms of this Section
7.02 at a purchase price per share (the "Purchase Option Price") equal to the Offer Consideration.

            (b) Parent may exercise the Purchase Option for any reason, in whole or in part and from time to time if, but only if, after giving effect to the exercise of the Purchase Option and as a result of such exercise, the number of shares of Company Common Stock then owned by Parent and Merger Sub will represent at least 90% of the shares of Company Common Stock then outstanding.

            (c) In the event that Parent desires to exercise the Purchase Option on the terms and conditions set forth in Section 7.02(b) hereof, it shall deliver to the Company a written notice (such notice being herein referred to as an "Exercise Notice" and the date of issuance of an Exercise Notice being herein referred to as the "Notice Date") specifying (i) the total number of Purchase Option Shares it desires to purchase pursuant to such exercise and (ii) a place and date, not earlier than three (3) business days nor later than ten (10) business days after the Notice Date, for the closing of such purchase (the "Purchase Option Closing Date").

                     Agreement and Plan of Merger - Page 31


            (d) On the Purchase Option Closing Date, Parent shall pay to the Company the aggregate Purchase Option Price for the number of shares of Company Common Stock being purchased pursuant to the exercise of the Purchase Option by means of (i) immediately available funds by wire transfer to a bank account designated by the Company, (ii) a bank check, (iii) a promissory note issued by Parent in favor of the Company or (iv) a combination of any of the aforementioned forms of consideration acceptable to the Company.

            (e) On the Purchase Option Closing Date, simultaneously with the delivery of the consideration provided for in Section 7.02(d) hereof, the Company shall deliver to Parent a certificate or certificates representing the number of Purchase Option Shares purchased by Parent.

            (f) Certificates for the Purchase Option Shares delivered at on the Purchase Option Closing Date hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

      "THE SECURITIES OFFERED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM."

      It is understood and agreed that the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Parent shall have delivered to the Company a copy of a letter from the staff of the SEC, or an opinion of counsel reasonably satisfactory to the Company, to the effect that registration of the future resale of the Purchase Option Shares is not required and that such legend is not required for purposes of the Securities Act.

            (g) Upon the delivery by Parent to the Company of the Exercise Notice, and the delivery of the applicable Purchase Option Price as provided for in Section 7.02(d) hereof, Parent shall be deemed to be the holder of record of the Purchase Option Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Purchase Option Shares shall not then be actually delivered to Parent. The Company shall pay all expenses that may be payable in connection with the preparation, issuance and delivery of stock certificates under this
Section 7.02 in the name of Parent. Parent shall pay all expenses that may be payable in connection with the issuance and delivery of stock certificates or a substitute option agreement in the name of any assignee, transferee or designee of Parent.

      SECTION 7.03. ACCESS TO INFORMATION; CONFIDENTIALITY. From and after the date of this Agreement until the Effective Time, subject to restrictions contained in confidentiality agreements to which the Company is subject, the Company shall afford to the officers, employees, accountants, counsel and other representatives of Parent and Merger Sub, during the Company's normal business hours, full and complete right and access to all its properties, books, contracts, commitments and records. During such period, the Company shall furnish promptly to Parent and Merger Sub all information concerning its business, properties and personnel as Parent and Merger Sub may reasonably request, and the Company shall make available the appropriate individuals (including attorneys, accountants and other professionals) for discussion of its business, properties and personnel as Parent and Merger Sub may reasonably request. Parent and Merger Sub shall keep such information confidential in accordance with the terms of the currently effective confidentiality agreement dated October 16, 2002 (the "Confidentiality Agreement") between Parent and the Company. Any investigation pursuant to this

                     Agreement and Plan of Merger - Page 32


Section 7.03 shall not affect the representations and warranties contained in this Agreement. For the duration of such period and during the Company's normal business hours, the Company shall allow two employees of Parent (the "Parent Representatives") the use of offices in close proximity to the executive offices of the Company, including, without limitation, the office of the Chief Executive Officer of the Company. The Company agrees that during such period and during the Company's normal business hours, the Company shall consult with the Parent Representatives with respect to day-to-day matters regarding the operation of the Company and its business. Furthermore, the Company agrees that during such period and during the Company's normal business hours, the Parent Representatives shall be afforded reasonable access to, and the right to communicate with, the employees, vendors and customers of the Company and other third parties to discuss matters relating to the business and operation of the Company and its present and future prospects.

      SECTION 7.04. CONSENTS; APPROVALS. The Company, Parent and Merger Sub shall each use their best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and the Company, Parent and Merger Sub shall promptly make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company, Parent and Merger Sub and the consummation by them of the transactions contemplated hereby. The Company and Parent shall furnish all information required to be included in the Proxy Statement, if any, or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement. If either party receives a request for additional information or documentary material from any governmental authority with respect to the transactions contemplated hereby, then such party shall use its best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

      SECTION 7.05. INDEMNIFICATION AND INSURANCE.

            (a) The Certificate of Incorporation of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Certificate of Incorporation of the Company as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified from and after the Effective Time until at least six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder existing at the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

            (b) For six (6) years after the Effective Time, Parent and the Surviving Corporation will indemnify and hold harmless (including advancement of expenses) the current and former directors and officers of the Company in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided in the Company's Certificate of Incorporation and By-laws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. It is understood that, unless made by a court, any determination as to whether a person seeking indemnification pursuant to this Section 7.05 has met any applicable legal standard for indemnification shall be made by a committee consisting of at least two of Parent's independent directors.

            (c) The Company shall purchase, effective on the Offer Closing Date, a "run-off" insurance policy of the Company's current directors' and officers' insurance and indemnification policy

                     Agreement and Plan of Merger - Page 33


with the maximum aggregate limit of liability that can be obtained for a premium of no more than $75,000, with a retention amount not to exceed $100,000, covering claims that may be made during a period of three (3) years after the Offer Closing Date against those who are directors and officers of the Company prior to the Offer Closing Date for events occurring on or prior to the Offer Closing Date. The Company shall pay such premium on or before the Offer Closing Date. Such policies may be subject to such customary conditions and exclusions. In connection with the purchase of such "run-off" policy, on or before the Offer Closing Date, Parent, Merger Sub, Epstein Becker & Green, P.C., and the directors and officers of the Company then in office shall execute and deliver the Escrow Agreement in the form attached hereto as Exhibit B (the "Escrow Agreement"). On or before the Offer Closing Date, the Parent shall fund the "Escrow Amount" (as defined in the Escrow Agreement) in accordance with the terms of the Escrow Agreement.

            (d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 7.05, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation assume the obligations set forth in this Section 7.05; provided that, in the case of any such assignment by Parent or the Surviving Corporation, Parent and the Surviving Corporation shall remain liable for all of their respective obligations under this Agreement.

            (e) The provisions of this Section 7.05 are intended to be for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

      SECTION 7.06. EMPLOYEE BENEFIT PLANS. From and after the Effective Time, Parent shall cause the Surviving Corporation to (a) honor and satisfy all obligations and liabilities that are accrued and vested as of the Effective Time under any Company Employee Plan and (b) continue all Company Employee Plans, except for the Company Stock Option Plans. Notwithstanding the foregoing, the Surviving Corporation hereby reserves the right to amend or terminate any Company Employee Plan at any time after the Effective Time, in accordance with its terms and applicable law. To the extent that any Company Employee Plan is terminated or amended after the Effective Time so as to reduce the benefits that are then being provided with respect to participants thereunder (provided applicable law does not prohibit such reduction), Parent shall arrange for each individual who is then a participant in such terminated or amended plan to participate in a comparable type of benefit plan maintained by Parent in accordance with the eligibility criteria thereof, provided that (i) such participants shall receive full credit for years of service with the Company prior to the Merger for all purposes for which such service was recognized under the applicable Company Employee Plan, including, but not limited to, recognition of service for eligibility and vesting (including acceleration thereof pursuant to the terms of the applicable Company Employee Plan) and (ii) such participants shall participate in the Parent benefit plans on terms no less favorable than those offered by Parent to similarly situated employees of Parent. Notwithstanding the foregoing, to the extent any of Employee Plans of the Parent are superior (as to the type and breadth of coverage) to the Company Employee Plans, Parent shall, or shall cause the Surviving Corporation to, arrange for all current employees of the Company that continue as employees of the Surviving Corporation or Parent to be transitioned into such Employee Plans of the Parent (giving effect to the provisos contained in clauses (i) and (ii) above) prior to consummation of the applicable "transition period" (as defined in Section 410(b)(6)(C) of the Code) with respect to any Employee Plan

                     Agreement and Plan of Merger - Page 34


qualified under Section 401(a) of the Code, and within one (1) year with respect to all other Employee Plans.

      SECTION 7.07. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of:

            (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

            (b) any notice or other communication from any governmental entity in connection with the transactions contemplated by this Agreement;

            (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting any of Parent, Merger Sub or the Company, as the case may be, or any of their respective subsidiaries which relate to the consummation of the transactions contemplated by this Agreement; and

            (d) (i) any event known to the Company or Parent the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further, that failure to give such notice shall not be treated as a breach of covenant for purposes of this Agreement unless the failure to give such notice is willful by the party required to give notice and results in material prejudice to the other party.

      SECTION 7.08. FURTHER ACTION. Upon the terms and subject to the conditions hereof, each of the parties hereto in good faith shall use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

      SECTION 7.09. PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law, the NASD or the OTC Bulletin Board if it has used all reasonable efforts to consult with the other party prior thereto.

      SECTION 7.10. CONVEYANCE TAXES. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

                     Agreement and Plan of Merger - Page 35


      SECTION 7.11. CONDUCT OF BUSINESS OF MERGER SUB. Prior to the Effective Time, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

      SECTION 7.12. NO SOLICITATION.

            (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement in accordance with Article IX hereof, whichever is earlier, neither the Company, nor its officers, directors, employees, representatives or agents (including, without limitation, any investment banker, attorney or accountant retained by the Company), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any "Acquisition Proposal" (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal, or authorize or permit any if its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative to take any such action; provided, however, that nothing contained in this Section 7.12 shall prohibit the Board of Directors of the Company from (i) furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited (the existence of discussions or negotiations with a person prior to the date of this Agreement shall not create a presumption that a proposal from that person was "solicited") written, bona fide proposal to acquire the Company pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction and in respect of which such person has the necessary funds or commitments therefor or (ii) failing to make or withdrawing or modifying its recommendation referred to in Section 1.03(a) if there exists an Acquisition Proposal; provided, however, that (x) the Company shall be permitted to take the actions described in (ii) above if, and only to the extent that: (A) the Board of Directors of the Company, after consultation with outside legal counsel (who may be the Company's regularly engaged outside legal counsel) determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law, (B) the Board of Directors has determined that such Acquisition Proposal constitutes a "Superior Proposal" (as defined below) and
(C) prior to taking such action, the Company provides reasonable notice to Parent to the effect that it is taking such action specifying the material terms and conditions (other than the identity of the person making the proposal) of such Superior Proposal and (y) the Company shall be permitted to take, either directly or indirectly, the actions described in (i) above if, and only to the extent that, the conditions set forth in (x)(A) and (C) above are satisfied.

            For purposes of this Agreement, "Acquisition Proposal" shall mean any of the following (other than the transactions between the Company, Parent and Merger Sub contemplated hereunder) involving the Company: (i) a written, bona fide proposal for any transaction pursuant to which any person or its affiliates (a "Third Party") proposes to acquire beneficial ownership of at least a majority of the outstanding equity securities of the Company, whether from the Company or pursuant to a tender offer, exchange offer, recapitalization, reorganization or otherwise, (ii) a written, bona fide proposal for any merger, consolidation or other business combination involving the Company pursuant to which any Third Party proposes to acquire beneficial ownership of at least a majority of the outstanding equity securities of the Company or the entity surviving such merger, consolidation or other business combination, (iii) a written, bona fide proposal for any other transaction or series of related transactions pursuant to which any Third Party proposes to acquire control of assets of the Company having a fair market value equal to or greater than fifty percent (50%) of the fair market value of all of the assets of

                     Agreement and Plan of Merger - Page 36


the Company immediately prior to such transaction, or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

      For purposes of this Agreement, a "Superior Proposal" means any Acquisition Proposal on terms which the Board of Directors of the Company determines in its good faith reasonable judgment (after consultation with Covington Associates or any other financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the transactions contemplated by this Agreement.

            (b) In addition to the obligations of the Company set forth in paragraph (a) above, the Company shall promptly advise Parent orally and in writing of the receipt of any Acquisition Proposal or any written request for information which is apparent on its face that it is in connection with an Acquisition Proposal, and the material terms and conditions of such request or Acquisition Proposal (including the identity of the person making any such request or Acquisition Proposal).

      SECTION 7.13. DIRECTORS.

            (a) Within two business days after the acceptance for payment of, and payment by Merger Sub for, a number of shares of Company Common Stock such that Parent and Merger Sub shall own at least two-thirds of the outstanding Company Common Stock (the "Director Change Date"), and provided that the Escrow Agreement has been fully executed by the parties thereto and the "Escrow Amount" (as defined in the Escrow Agreement) has been delivered to the "Escrow Agent" (as defined in the Escrow Agreement), Merger Sub shall be entitled to designate three directors on the Board of Directors of the Company (the "Merger Sub Directors"), and the Company shall be entitled to designate one director who is a director on the date hereof and who is otherwise not (a) an employee, officer, director or affiliate of Parent or Merger Sub or (b) an employee or officer of the Company (the "Independent Director"). If for any reason and at any time prior to the Effective Time, no Independent Director is serving on the Board of Directors of the Company, then the Merger Sub Directors shall designate one person to fill such vacancy who shall not be (1) an employee, officer, director or affiliate of Parent or Merger Sub or (2) an employee or officer of the Company, to serve as the Independent Director, and such person shall be deemed to be an Independent Director for purposes of this Agreement. Subject to applicable law, the Company shall take all action requested by Merger Sub necessary to effect any such appointment or election, including mailing to its shareholders the Information Statement containing the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Merger Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Merger Sub's designees). In connection with the foregoing, the Company will obtain in advance and hold in escrow the written resignation of each member of its Board of Directors other than the Independent Director and shall accept such resignations as of the Director Change Date.

            (b) Following the election or appointment of the Merger Sub Directors pursuant to Section 7.13(a) and prior to the Effective Time, the approval of the Independent Director shall be required to authorize any matter relating to this Agreement or the Merger on behalf of the Company, including, without limitation, (i) any termination of this Agreement by the Company, (ii) any amendment of this Agreement, (iii) any extension of time for the performance of any obligation or any other act of Parent or Merger Sub under this Agreement (except with respect to any extension of the Offer as determined in Sections 1.01(b) or 1.01(c) hereof) and (iv) any waiver of compliance by Parent or Merger Sub with any provision of this Agreement for the benefit of the Company or the holders of the Company

                     Agreement and Plan of Merger - Page 37


Common Stock (including, without limitation, Section 7.05); provided, however, that prior to the Effective Time of the Merger, no amendment or waiver may be effected with respect to the provisions of Section 7.05 without the express written consent of all persons who would be adversely affected by such amendment or waiver.

            (c) If the approval of the Independent Director is sought in connection with the actions set forth in Section 7.13(b), the Independent Director shall have the right to retain independent legal counsel reasonably acceptable to the Independent Director and Parent, and Parent shall pay the reasonable legal fees and expenses incurred by such legal counsel.

            (d) At all times on and after the Offer Closing Date and through and including the Effective Time, Parent shall include Independent Director on Parent's "Directors and Officers" insurance policy, such that the Independent Director shall be entitled to all the rights that Parent's directors and officers are entitled to at any time under such policy.

      SECTION 7.14. BOOKS AND RECORDS. For a period of six (6) years following the Offer Closing Date, Parent shall, and Parent shall cause Merger Sub and/or Surviving Corporation, as the case may be, to use reasonable best efforts to maintain the Company's books and records in the same manner and state as such books and records were kept on or before the Offer Closing Date.

      SECTION 7.15. ACCESS TO COMPUTER EQUIPMENT. At least three (3) business days before the Offer Closing Date, Patrick H. Kareiva will provide the Parent Representatives access to the computer equipment owned by the Company and used by Mr. Kareiva.


                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

      SECTION 8.01. CONDITIONS TO THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

            (a) this Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company if and as required by the DGCL and the Company's Certificate of Incorporation and By-laws;

            (b) Merger Sub shall have accepted for payment and paid for shares of Company Common Stock tendered pursuant to the Offer; provided that this condition will be deemed satisfied if (i) Merger Sub fails to accept for payment and pay for Company Common Stock pursuant to the Offer in breach of its obligations under this Agreement or (ii) Parent or any affiliate of Parent acquires any shares of Company Common Stock other than pursuant to the Offer, which shares, when added to the shares acquired by Parent pursuant to any stock options and the Offer would result in Parent owning at least two-thirds of the outstanding shares of Company Common Stock on a fully diluted basis (excluding options the exercise price of which is equal to or greater than the Offer Consideration and excluding any Purchase Option Shares) on the date of purchase; and

            (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger.

                     Agreement and Plan of Merger - Page 38


                                   ARTICLE IX

                                  TERMINATION

      SECTION 9.01. TERMINATION. This Agreement may be terminated and the Offer and the Merger abandoned at any time prior to the Offer Closing Date or the Effective Time, as set forth below, notwithstanding approval thereof by the stockholders of the Company:

            (a) prior to the Effective Time, by mutual written consent of Parent and the Company for any reason, or by mutual action of their respective Boards of Directors;

            (b) prior to the Effective Time, by Parent or the Company if there shall be any law or regulation of any competent authority that makes consummation of the Merger illegal or otherwise prohibited or if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

            (c) prior to the Effective Time, by Parent or the Company, if, at the Company Stockholders Meeting (including any adjournment or postponement thereof), if required, the requisite vote of the stockholders of the Company shall not have been obtained (provided that the right to terminate this Agreement under this Section 9.01(c) shall not be available to Parent if it has failed to vote as specified in Section 7.01(e));

            (d)   prior to the Offer Closing Date, by Parent or the Company, if
(i) the Board of Directors of the Company shall withdraw, modify or change its recommendation of the Offer, this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do so; (ii) the Board of Directors of the Company shall have taken a "neutral" position with respect to the Offer, this Agreement and the Merger (or shall have failed to reject as inadequate or failed to have reaffirmed its recommendation of the Offer, this Agreement and the Merger within ten (10) business days after the public announcement or commencement of an Acquisition Proposal); or (iii) the Board of Directors of the Company shall have resolved to accept, or accepted, a Superior Proposal;

            (e) prior to the Offer Closing Date, by Parent or the Company, upon any material breach of any covenant or agreement made by the other set forth in this Agreement (a "Terminating Breach"), provided that, if such Terminating Breach is curable by the party committing such breach prior to the expiration of thirty (30) days from its occurrence through the exercise of best efforts and for so long as the party committing such breach continues to exercise such best efforts, the non-breaching party may not terminate this Agreement under this Section 9.01(e) unless such 30-day period expires without such Terminating Breach having been cured;

            (f) prior to the Offer Closing Date, by the Company, if Merger Sub shall have failed to commence the Offer within five (5) business days following the date of the initial public announcement of the Offer;

            (g) prior to the Offer Closing Date, by the Company, (x) if the Offer shall have expired or have been withdrawn or terminated without any shares of Company Common Stock being

                     Agreement and Plan of Merger - Page 39


purchased thereunder or (y) if no shares of Company Common Stock have been purchased thereunder on or prior to the fiftieth (50th) business day after the date of this Agreement; or

            (h) prior to the Offer Closing Date, by Parent, (x) if the Offer shall have been withdrawn or terminated without any shares of Company Common Stock being purchased thereunder or (y) if no shares of Company Common Stock have been purchased thereunder, in each case, solely because of the failure of any condition specified in Annex A to be satisfied on or prior to the fiftieth
(50th) business day after the date of this Agreement; provided, however, that Parent's right to terminate this Agreement pursuant to this Section 9.01(h) shall not be available to Parent if Parent's or Merger Sub's failure to fulfill or perform any of its respective obligations under this Agreement has been the cause of or resulted in the failure of any such condition to be satisfied.

      SECTION 9.02. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 9.01, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement, except as provided in
Section 10.01, shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in Sections 9.03, 9.04 and 9.05 hereof, and
(ii) nothing herein shall relieve any party from liability for any willful breach hereof.

      SECTION 9.03. FEES AND EXPENSES PAYABLE BY THE COMPANY.

            (a) Except as set forth in Section 9.04(b), all fees and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company, whether or not the Merger is consummated.

            (b) Upon the termination of this Agreement by Parent pursuant to Sections 9.01(e) and 9.01(h), the Company shall reimburse Parent and Merger Sub for actual, documented and reasonable out-of-pocket expenses of Parent and Merger Sub incurred in connection with this Agreement and the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of the Parent's and Merger Sub's counsel, accountants and financial advisors) in an aggregate amount not to exceed $100,000.

            (c) The fees and expenses to be reimbursed pursuant to Sections 9.03(b) shall be paid within ten (10) days following written demand from Parent to the Company. The Company's payment of such amount shall be made by wire transfer of same-day funds to an account specified by Parent in writing.

      SECTION 9.04. FEES AND EXPENSES PAYABLE BY PARENT.

            (a) Except as set forth in Sections 9.03(b), all fees and expenses incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent, whether or not the Merger is consummated.

            (b) Upon the termination of this Agreement by the Company pursuant to Sections 9.01(e) and 9.01(g), Parent shall reimburse the Company for actual, documented and reasonable out-of-pocket expenses of the Company incurred in connection with this Agreement and the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of the Company's counsel, accountants and financial advisors) in an aggregate amount not to exceed $100,000.

                     Agreement and Plan of Merger - Page 40


            (c) The fees and expenses to be reimbursed pursuant to Section 9.04(b) shall be paid within ten (10) days following written demand from the Company to Parent. Parent's payment of such amount shall be made by wire transfer of same-day funds to an account specified by the Company in writing.

      SECTION 9.05. TERMINATION FEE. The Company shall pay Parent $450,000 if this Agreement is terminated by (i) Parent pursuant to Section 9.01(e), if within six (6) months of the date of such termination, the Company shall have resolved to accept, or accepted, a Superior Proposal and the Company enters into a definitive agreement in connection with such Superior Proposal on or before the six (6) month anniversary of the date of such termination (in which case, with respect to this clause (i), credit shall be given for any payments made pursuant to Section 9.03(b) above), or (ii) either Parent or the Company pursuant to Section 9.01(d) on or before March 31, 2003. Any payment due under clause (i) hereof shall be made within five (5) days of the Company's execution and delivery of such definitive agreement. Any payment due under clause (ii) hereof shall be made within ten (10) days following written demand therefor from Parent to Company. The Company's payment of such amount shall be made by wire transfer of same-day funds to an account specified by Parent in writing.


                                   ARTICLE X

                               GENERAL PROVISIONS

      SECTION 10.01. EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Except as otherwise provided in this Section 10.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. Any disclosure made with reference to one or more sections of the Company Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided such relevance is reasonably apparent. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except that the agreements set forth in Article III, Sections 7.05, 7.06, 7.09, 9.03, 9.04 and
Article X shall survive the Effective Time indefinitely and those set forth in Sections 7.09, 9.02, 9.03, 9.04, 9.05 and Article X shall survive termination indefinitely. The Confidentiality Agreement shall survive termination of this Agreement.

      SECTION 10.02. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally, three days after being sent by registered or certified mail (postage prepaid, return receipt requested) (five business days, if mailed outside the country of the recipient), one day after dispatch by recognized overnight courier (provided delivery is confirmed by the carrier) and upon transmission by telecopy, confirmed received, to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address):

            (a)   If to Parent or Merger Sub:

                        SofTech, Inc.
                        2 Highwood Drive

                     Agreement and Plan of Merger - Page 41


                        Tewksbury, MA 08176
                        Attn.: Chief Operating Officer and President

                  With a copy to:

                        Epstein Becker & Green, P.C.
                        111 Huntington Avenue
                        Boston, MA 02199
                        Attn.: Gabor Garai, Esq.

            (b)   If to the Company:

                        Workgroup Technology Corporation
                        One Burlington Woods Drive
                        Burlington, MA  01803-4503
                        Attn: Chief Executive Officer and President

                  With a copy to:

                        Testa, Hurwitz & Thibeault, LLP
                        125 High Street
                        Boston, MA 02110
                        Attn:  Andrew E. Taylor, Jr.
                               Tel: (617) 248-7000
                               Fax: (617) 248-7100

      SECTION 10.03. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

            (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

            (b) "business day" means any day other than a day on which banks in Boston, Massachusetts are required or authorized to be closed; and

            (c) "person" means an individual, corporation, partnership, association, trust, limited liability company or partnership, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

      SECTION 10.04. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors (subject to the provisions of Section 7.13(b)) at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, if necessary, no amendment may be made which by law requires further approval by such stockholders without such further approval; provided, further, however, that, after the Offer Closing Date, no amendment may be made to any of Article III, Sections 7.05, 7.06, 7.09, 9.03, 9.04, 9.05 or
Article X without the approval of all persons who would be adversely affected by the amendment of any provisions of such Articles or Sections. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      SECTION 10.05. WAIVER. At any time prior to the Effective Time, any party hereto may, with

                     Agreement and Plan of Merger - Page 42


respect to any other party hereto, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, the parties agree that any waiver of any provisions of Article III, Sections 7.02, 7.05, 7.06, 7.09, 9.03, 9.04, 9.05 or Article X shall require the consent of all persons who would be adversely affected by the waiver of any provisions of such Articles or Sections. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

      SECTION 10.06. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 10.07. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

      SECTION 10.08. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof, including, without limitation, that certain letter agreement dated as of October 25, 2002 between Parent and the Company (the "Letter Agreement"), and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder. The Company and Parent acknowledge and agree that (i) this Agreement supercedes the terms and conditions of the Letter Agreement, (ii) the Letter Agreement is hereby terminated, and (iii) the Letter Agreement is of no further force or effect, and is null and void in all respects.

      SECTION 10.09. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder. Parent guarantees the full and punctual performance by Merger Sub and the Surviving Corporation of all of their respective obligations hereunder.

      SECTION 10.10. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, expressed or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.05 (which is intended to be for the benefit of the individuals described in Section 7.05 and may be enforced by such individuals) and Section 7.06 (which is intended to be for the benefit of the Company's employees and may be enforced by such Company employees).

      SECTION 10.11. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof

                     Agreement and Plan of Merger - Page 43


or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

      SECTION 10.12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such state, without giving effect to the principles of conflicts of laws of such state. Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) shall be governed by the laws of the State of Delaware.

      SECTION 10.13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                 Signature Page to Agreement and Plan of Merger


      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have each caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                            SOFTECH, INC.


                                            By: /s/ Joseph P. Mullaney
                                                ---------------------------
                                            Name: Joseph P. Mullaney
                                            Title: President


                                            SOFTECH ACQUISITION CORP.


                                            By: /s/ Joseph P. Mullaney
                                                ---------------------------
                                            Name: Joseph P. Mullaney
                                            Title: President


                                            WORKGROUP TECHNOLOGY CORPORATION


                                            By: /s/ P. H. Kareiva
                                               ---------------------------
                                            Name: P. H. Kareiva
                                            Title: President

                                     ANNEX A

      The capitalized terms used in this Annex A shall have the respective meanings given to such terms in the Agreement and Plan of Merger, dated as of November 13, 2002, among Parent, Merger Sub and the Company (the "Merger Agreement") to which this Annex A is attached.

                             CONDITIONS OF THE OFFER

      Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered, and (subject to Section 1.01(b) of the Merger Agreement) may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for) if, at any time on or after the date of the Merger Agreement and before acceptance for payment of such Shares, any of the following events shall occur:

                  (A) any U.S. governmental entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which (1) prevents or prohibits consummation of the Offer or the Merger, (2) prohibits the ownership or operation by the Company, Parent or any of Parent's subsidiaries of all or any material portion of the business or assets of the Company, (3) imposes material limitations on the ability of Parent, Merger Sub or any other subsidiary of Parent to exercise effectively full rights of ownership of the Shares, including, without limitation, the right to vote the Shares, acquired by Merger Sub pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby or (4) requires divestitures by Parent, Merger Sub or any other affiliate of Parent of the Shares; provided that Parent shall have used its best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted; or

                  (B) the representations and warranties of the Company contained in the Merger Agreement were not true and correct in all material respects as of the date of the Merger Agreement and the failure of such representations and warranties to be true and correct in the aggregate has a Material Adverse Effect on the Company;

                  (C) the Company shall not have performed or complied in all material respects with its material obligations under the Merger Agreement to be performed or complied with by it;

                  (D) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of Merger Sub in any such case makes it inadvisable to proceed with such acceptance for payment or payments.

      The foregoing conditions are for the sole benefit of Merger Sub and its affiliates and may be asserted by Merger Sub or may be waived by Merger Sub, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Merger Agreement. The failure by Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

                                   EXHIBIT A

                             STOCKHOLDERS AGREEMENT

                               (filed separately)

                                    EXHIBIT B

                                ESCROW AGREEMENT

      This ESCROW AGREEMENT (this "Escrow Agreement") is made as of December   ,
2002 by and among SofTech, Inc., a Massachusetts corporation (the "Parent"), SofTech Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of the Parent, the persons whose names are set forth on
Schedule I hereto (the "Indemnitees"), being the current executive officer and directors of Workgroup Technology Corporation, a Delaware corporation (the "Company"), and Epstein Becker & Green, P.C., a New York professional corporation ("EB&G"), as escrow agent (the "Escrow Agent"). All capitalized words and terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as hereinafter defined). The Escrow Agent shall not be considered a party to the Merger Agreement, nor have any responsibility under the terms thereof.

                              W I T N E S S E T H:

      WHEREAS, the Parent, the Purchaser and the Company have entered into a Merger Agreement dated November 13, 2002 (the "Merger Agreement"), pursuant to which the parties thereto have agreed to deliver into escrow an amount equal to the maximum deductible allowable under the "run-off" insurance policy described in Section 7.05(c) of the Merger Agreement (the "Run-Off Insurance Policy") in order to secure the indemnification obligations of the Parent and the Surviving Corporation to the Indemnities in Section 7.05 of the Merger Agreement.

      NOW, THEREFORE, in consideration of the mutual undertakings and covenants contained in this Escrow Agreement, the parties hereto covenant and agree as follows:

      1. OBLIGATION OF ESCROW AGENT. The Escrow Agent agrees to hold and dispose of the Escrow Amount (as defined below) pursuant to the terms and conditions of this Escrow Agreement.

      2. DEPOSIT. On the Offer Closing Date, the Parent shall deliver to EB&G, as Escrow Agent, One Hundred Thousand Dollars ($100,000) (the "Escrow Amount"), which amount shall be deposited in a separate, interest-bearing sub-account designated "WTC Escrow Account" of the EB&G Client Master Account. No other funds of the Parent, Purchaser or their respective affiliates shall be deposited in such account. All interest and proceeds paid upon the Escrow Amount shall be added to, and become part of, the Escrow Amount. EB&G shall serve as the Escrow Agent for the release of the Escrow Amount and no portion of the Escrow Amount shall be disbursed prior to the Escrow Release Date (as defined below) except pursuant to Section 3 hereof. Parent, Purchaser and their respective affiliates shall have no interest in the Escrow Amount except as otherwise set forth in Section 3(b) hereof.

      3.    DISBURSEMENT OF ESCROW AMOUNT.

            (a) Prior to the Escrow Release Date, the Escrow Agent shall only disburse the Escrow Amount, or portions thereof, upon receipt of a Claim Notice in the form attached hereto as Exhibit A, duly executed by the Indemnitee(s) filing such Claim Notice.

            (b) To the extent that any Escrow Amount is held on the Escrow Release Date by the Escrow Agent against which no claim has been made or pending, such remaining Escrow Amount shall be transferred as soon as practicable thereafter by the Escrow Agent to the Parent by wire transfer or the Escrow Agent's own check. For purposes of this Agreement, the term "Escrow Release Date" shall mean the third year anniversary of the Offer Closing Date.

            (c) Upon receipt of a Claim Notice, the Escrow Agent shall, as soon as practicable thereafter, but in no event later than five (5) business days after the date of the Claim Notice, transfer to the Indemnitee(s) filing such Claim Notice, all or such portion of the Escrow Amount as is required pursuant to such Claim Notice by wire transfer or other means specified by such Indemnitee(s).

            (d) Disbursements of all or a portion of the Escrow Amount from the Escrow Account by the Escrow Agent pursuant to clauses (a), (b) or (c) above shall be together with any interest earned thereon.

      4.    PAYMENT OF ESCROW AMOUNT.

            (a) The Escrow Agent shall not authorize or make any disbursements of the Escrow Amount, except pursuant to Section 3 above.

            (b) Any Claim Notice relating to the Escrow Amount must be authorized by one individual acting on behalf of EB&G who is listed on Schedule II attached hereto, such authorization not to be unreasonably withheld or delayed. In the event that at any time while this Escrow Agreement is in effect, any individual designated on Schedule II is no longer a member or partner of EB&G, then the Parent shall have the right to designate one or more individuals to fill the vacancy(s) on such list; provided, that such replacement signatory must be a partner or member of EB&G who is not related by blood or marriage to any party hereto.

      5. EXCULPATION OF ESCROW AGENT. The Escrow Agent shall have no duties or responsibilities except for those set forth herein which the parties agree are ministerial in nature. Except for willful misconduct or gross negligence:
(a) the Escrow Agent shall not have any liability of any kind whatsoever for the performance of any duties imposed upon such Escrow Agent under this Escrow Agreement, or for any action or failure to act by the Escrow Agent hereunder;
(b) the Escrow Agent shall not be responsible for the acts or omissions of any other parties hereto; (c) the Escrow Agent shall not be liable to anyone for damages, losses or expenses arising out of this Escrow Agreement; (d) the Escrow Agent may rely and/or act upon any instrument or document believed by the Escrow Agent in good faith to be genuine and to be executed and delivered by the proper person or party, and may assume in good faith the authenticity, validity and effectiveness thereof and shall not be obligated to make any investigation or determination as to the truth and accuracy of any information contained therein. In the event of any dispute among the parties, the Parent shall pay the attorneys' fees and other costs incurred by EB&G in respect thereof, and each Indemnitee shall pay the attorneys fees and other costs incurred by his attorneys in respect thereof. In the event that EB&G resigns at any time as Escrow Agent, the Parent shall, within 15 days from the date of such resignation, designate a successor Escrow Agent that is reasonably acceptable to each of the Indemnitees. It is understood and agreed by the parties that EB&G may continue to represent the Parent in any and all matters, which representation may include matters pertaining to this Agreement or the Merger Agreement (including any litigation stemming therefrom).

      6. NO ADDITIONAL DUTIES. The Escrow Agent shall have no duties except those which are expressly set forth herein, and the Escrow Agent shall not be bound by any notice of a claim, or demand with respect thereto, or any waiver, modification, amendment, termination or rescission of this Escrow Agreement, unless received by them in writing.

      7. MODIFICATION. No modification of this Escrow Agreement shall be valid unless the same is in writing and is signed by each of the parties hereto.

      8. RESIGNATION OF ESCROW AGENT. The Escrow Agent, and any successor escrow agent, may resign at any time as escrow agent hereunder by giving at least fifteen (15) business days written notice to each of the other parties hereto. Upon such resignation and the appointment of a successor escrow agent in accordance with Section 5 hereof, the resigning Escrow Agent shall be absolved from any and all liability in connection with the exercise of its powers and duties as escrow agent hereunder.

      9. COUNTERPARTS. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      10. NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by facsimile, overnight courier, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

            (a)   IF TO EB&G:

                  Epstein Becker & Green, P.C.
                  111 Huntington Avenue
                  Boston, MA  02199
                  Attention:  Susan E. Pravda, Esq.
                  Fax:  (617) 342-4001

            (b)   IF TO THE PARENT AND/OR THE PURCHASER:

                  c/o SofTech, Inc.
                  2 Highwood Drive
                  Tewksbury, MA  08176
                  Attention: President and COO
                  Fax: (781) 890-6055

                  With a copy to EB&G (see paragraph (a) hereof)

            (c)   IF TO THE INDEMNITEES:

                  to their respective addresses set forth on Schedule I

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally or by facsimile; (b) one business day after being sent, if sent by overnight courier; or (c) three business days after being sent, if sent by registered or certified mail.

      11. BINDING EFFECT. This Escrow Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns, except that the parties hereto may not assign their respective obligations hereunder without the prior written consent of the other parties.

      12. ENFORCEABILITY. In the event that a court of competent jurisdiction shall hold any provision of this Escrow Agreement to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      13. HEADINGS. The headings in this Escrow Agreement are for the purposes of reference only and shall not limit or otherwise affect the meaning hereof.

      14. APPLICABLE LAW. This Escrow Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to the conflicts of law principles of said State.

         IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as a sealed instrument as of the date first above written.

                                        EPSTEIN BECKER & GREEN, P.C.,
                                        as escrow agent

                                        By:_____________________________________
                                                     Gabor Garai, Member


                                        SOFTECH, INC.


                                        By:_____________________________________
                                           Joseph P. Mullaney, President and COO


                                        SOFTECH ACQUISITION CORP.


                                        By:_____________________________________
                                           Joseph P. Mullaney, President and COO


                                        INDEMNITEES:


                                        _____________________________
                                        Patrick H. Kareiva


                                        _____________________________
                                        Douglas A. Catalano


                                        _____________________________
                                        James M. McConnell


                                        _____________________________
                                        Frederick H. Phillips

                                   SCHEDULE I

                                  INDEMNITEES

Patrick H. Kareiva
Address:___________________
        ___________________
        ___________________


Douglas A. Catalano
Address:___________________
        ___________________
        ___________________


James M. McConnell
Address:___________________
        ___________________
        ___________________


Frederick H. Phillips
Address:___________________
        ___________________
        ___________________

                                  SCHEDULE II

                        AUTHORIZED SIGNATORIES FOR EB&G


Susan E. Pravda, Esq.
Gabor Garai, Esq.

                                                                       EXHIBIT A


                                 NOTICE OF CLAIM

      Reference is made to that certain Escrow Agreement dated as of December __, 2002 (the "Escrow Agreement") by and among SofTech, Inc., a Massachusetts corporation (the "Parent"), SofTech Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of the Parent, the persons whose names are set forth on Schedule I thereto (the "Indemnitees"), being the current executive officer and directors of Workgroup Technology Corporation, a Delaware corporation (the "Company"), and Epstein Becker & Green, P.C., a New York professional corporation ("EB&G"), as escrow agent (the "Escrow Agent"). All capitalized words and terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Escrow Agreement.

      The undersigned Indemnitee being duly sworn, hereby swears and attests that the following statements are true, correct and complete in all respects:

      1. A proceeding has been initiated against the undersigned in his capacity as a former executive officer and/or director of the Company, and the insurance company which issued the Run-Off Insurance Policy has acknowledged the coverage (with or without reservation of rights) stated in the Run-Off Insurance Policy, a copy of such acknowledgement is attached hereto as Exhibit I.

      2. The undersigned is, pursuant to the indemnification obligations of the Surviving Corporation in the Certificate of Incorporation of the Surviving Corporation, entitled to have the retention amount paid for by the Surviving Corporation and has made a claim to the Surviving Corporation for $_____ (the "Retention Amount") which is [less than/equal to] the amount of the retention under the Run-Off Insurance Policy, a copy of which is attached hereto as
Exhibit II (the "Retention Claim").

      3. In the thirty (30) day period since the date of delivery of the Retention Claim, the undersigned has not received payment for the Retention Amount from the Surviving Corporation.

      The undersigned hereby notifies the Escrow Agent that he is entitled to receive the Retention Amount and requests that such amount be released from escrow immediately in immediately available funds in accordance with the instructions set forth on Exhibit III hereto.

      Executed and entered into as of the ___ day of __, 200_ .



                                            ______________________
                                            [name]

[Notary Public Legend:]